                                                                     Exhibit 2.1



                                                               Execution Version

                            STOCK PURCHASE AGREEMENT

                                  BY AND AMONG

                      INVERNESS MEDICAL INNOVATIONS, INC.,

                                JAMES T. RAMSEY,

                                GERALD T. RAMSEY,

                                  TARA RAMSEY,

                                 EDWARD BENNETT

                                       AND

                           INSTANT TECHNOLOGIES, INC.

                                 March 12, 2007

                                Table of Contents

ARTICLE 1. DEFINITIONS....................................................     1
   1.1     Certain Definitions............................................     1
   1.2     Cross References...............................................     3

ARTICLE 2. PURCHASE AND SALE OF THE SHARES................................     5
   2.1     Agreement to Sell and to Purchase..............................     5
   2.2     Sale and Purchase of the Acquired Shares.......................     6
   2.3     Consideration for the Acquired Shares..........................     6
   2.4     Closing........................................................     6

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF EACH SELLER..................     6
   3.1     Ownership of Company Common Stock..............................     6
   3.2     Authority; Non-Contravention...................................     6
   3.3     Certain Agreements.............................................     7
   3.4     Brokers' and Finders' Fees.....................................     7
   3.5     Private Placement..............................................     7
   3.6     Limitations on Transfer........................................     8
   3.7     Restrictive Legends............................................     8
   3.8     Accredited Investor............................................     8
   3.9     Investment Intent..............................................     8
   3.10    Investment Experience and Status...............................     9
   3.11    Documents Delivered; Information...............................     9

ARTICLE 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY
   REGARDING THE COMPANY..................................................     9
   4.1     Organization; No Subsidiaries..................................     9
   4.2     Capitalization.................................................    10
   4.3     Authority for Agreement........................................    10
   4.4     Noncontravention...............................................    11
   4.5     Financial Statements...........................................    12
   4.6     Absence of Certain Changes.....................................    12
   4.7     Tax Matters....................................................    14
   4.8     Assets and Properties..........................................    16
   4.9     Intellectual Property..........................................    17
   4.10    Compliance with Laws; Permits..................................    19
   4.11    Regulatory Matters.............................................    20
   4.12    Litigation.....................................................    21
   4.13    Employee Benefit Plans.........................................    21
   4.14    Other Employment Matters.......................................    24
   4.15    Environmental Matters..........................................    25
   4.16    Certain Agreements.............................................    26
   4.17    Brokers' and Finders' Fees.....................................    28
   4.18    Insurance......................................................    28
   4.19    Customers and Suppliers........................................    28
   4.20    Accounts Receivable............................................    29


                                      (i)

   4.21    Accounting System..............................................    29
   4.22    Inventory......................................................    29
   4.23    Banking Relationships..........................................    30
   4.24    Warranty Matters; Product Liability............................    30
   4.25    Disclosure.....................................................    31

ARTICLE 5. REPRESENTATIONS AND WARRANTIES OF THE BUYER....................    31
   5.1     Organization...................................................    31
   5.2     Authority for Agreement........................................    31
   5.3     Noncontravention...............................................    32
   5.4     Capitalization.................................................    32
   5.5     Buyer SEC Filings and Financial Statements.....................    33
   5.6     Absence of Certain Changes.....................................    34
   5.7     Litigation.....................................................    34
   5.8     No Broker's or Finder's Fees...................................    34

ARTICLE 6. ADDITIONAL AGREEMENTS..........................................    34
   6.1     Registration for Resale........................................    34
   6.2     Stockholders Agreement.........................................    36
   6.3     Non-competition................................................    36
   6.4     Certain Tax Matters............................................    37
   6.5     Working Capital................................................    39
   6.6     Pro Forma Financial Information................................    40

ARTICLE 7. CONDITIONS PRECEDENT...........................................    41
   7.1     Conditions Precedent to the Obligations of Each Party..........    41
   7.2     Conditions Precedent to Obligation of the Buyer................    41
   7.3     Conditions to Obligations of the Sellers.......................    43

ARTICLE 8. INDEMNIFICATION................................................    44
   8.1     Sellers' Agreement to Indemnify................................    44
   8.2     Buyer's Agreement to Indemnify.................................    44
   8.3     Claims for Indemnification.....................................    45
   8.4     Third Party Claims Procedures..................................    45
   8.5     Limitations on Indemnification.................................    46
   8.6     Set-Off........................................................    47
   8.7     Exclusive Remedy...............................................    47
   8.8     Release of Claims..............................................    48

ARTICLE 9. DISPUTE RESOLUTION.............................................    48
   9.1      Legal Proceedings.............................................    48

ARTICLE 10. MISCELLANEOUS.................................................    49
   10.1    Entire Agreement...............................................    49
   10.2    Amendments and Supplements.....................................    49
   10.3    Waiver.........................................................    49
   10.4    Covenants of Sellers...........................................    49


                                      (ii)

   10.5    Further Assurances.............................................    49
   10.6    Governing Law..................................................    49
   10.7    Interpretation; Certain Defined Terms..........................    50
   10.8    Expenses.......................................................    50
   10.9    Notice.........................................................    50
   10.10   Binding Effect.................................................    51
   10.11   Assignment.....................................................    51
   10.12   Public Announcements...........................................    51
   10.13   Rules of Construction..........................................    52
   10.14   Validity.......................................................    52
   10.15   Counterparts; Facsimile........................................    52


                                     (iii)

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of March 12, 2007, by and among Inverness Medical Innovations, Inc., a Delaware corporation (the "Buyer"), James T. Ramsey, Gerald T. Ramsey, Tara Ramsey and Edward Bennett (collectively, the "Sellers"), and Instant Technologies, Inc., a Virginia corporation (the "Company"). The Buyer, the Sellers and the Company are sometimes collectively referred to herein as the "Parties" and each as a "Party."

                                   WITNESSETH

     WHEREAS, the Sellers in the aggregate own 1,250 shares of common stock, without par value, of the Company (the "Company Common Stock"), constituting all of the issued and outstanding capital stock of the Company; and

     WHEREAS, on the terms and subject to the conditions of this Agreement, the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the Sellers, an aggregate of 937.5 shares of Company Common Stock, constituting 75% of the issued and outstanding capital stock of the Company;

     NOW THEREFORE, in consideration of the mutual agreements and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

                                   ARTICLE 1.
                                   DEFINITIONS

     1.1 CERTAIN DEFINITIONS. For purposes of this Agreement, the following terms shall have the following meanings:

          1.1.1 "Affiliate" shall mean, with respect to any Person, any Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person.

          1.1.2 "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and any successor law.

          1.1.3 "Control", including with correlative meaning, controlled by and under common control with, shall mean, with respect to any Person, the ownership, directly or indirectly, of 50% or more of the voting securities of such Person.

          1.1.4 "Encumbrances" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, restrictive covenant, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or any significant restriction (including restriction on the voting of any security, restriction on the transfer of any security or other asset, restriction on the receipt of any income derived from any asset, restriction on the use of any asset and restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, in each case except as arising under applicable federal or state securities laws) and, in the case of leasehold real property, rent and service charges, except for liens for Taxes not yet due and payable.

          1.1.5 "Environmental Claim" shall mean any notice alleging potential liability (including potential liability for investigatory costs, cleanup costs, response or remediation costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (a) the presence, or release of any Environmental Material at any location, whether or not owned by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

          1.1.6 "Environmental Laws" shall mean any and all Legal Requirements relating to the protection of public health, safety or the environment.

          1.1.7 "Environmental Material" shall mean PCBs, asbestos, petroleum and its by-products, any substance that has been designated by any Governmental Entity or by applicable law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, and all other substances or constituents that are regulated by, or form the basis of liability under, any Environmental Law.

          1.1.8 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

          1.1.9 "GAAP" shall mean the United States generally accepted accounting principles.

          1.1.10 "Governmental Entity" shall mean any court, administrative agency or commission or other governmental or regulatory authority or instrumentality, foreign or domestic.

          1.1.11 "Legal Requirement" shall mean any federal, state, local, municipal, provincial, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

          1.1.12 "Liability" shall mean any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

          1.1.13 "Material Adverse Effect" when used in connection with any Party shall mean any change, event, circumstance or effect (whether or not such change, event, circumstance or effect constitutes a breach of a representation, warranty or covenant made by such Party in this Agreement) that is or is reasonably likely to be materially adverse to the business, assets, financial condition, operations, results of operations or prospects of such Party taken as a whole with its subsidiaries, if any, except to the extent that any such change, event, circumstance or effect directly and primarily results from (i) changes in general economic conditions or changes generally affecting the industry in which such entity operates (provided that such changes do not affect such entity in a disproportionate manner) or
(ii) changes, effects or events resulting from the announcement or pendency of the transactions contemplated by this Agreement or from the taking of any action required by this Agreement. Any change in the price at which the shares of a Party are traded, or failure of a Party to meet any particular revenue or earnings forecast or estimate, shall not, in and of itself, constitute a Material Adverse Effect.

          1.1.14 "Person" shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          1.1.15 "SEC" shall mean the United States Securities and Exchange Commission.

          1.1.16 "Securities Act" shall mean the Securities Act of 1933, as amended.

          1.1.17 "Ramsey" shall mean James T. Ramsey, a Party to this Agreement.

          1.1.18 "Tax" or "Taxes" shall mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

          1.1.19 "Tax Return" shall mean any return (including any land transaction return), declaration, report, claim for refund, notice, accounting computations, assessment, election or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          1.1.20 "Working Capital" shall mean the amount of the Company's (i) current assets, including cash, cash equivalents, trade accounts receivable, and inventory (net of reserves); minus (ii) the Company's current liabilities, including trade accounts payable, in each case as determined in accordance with GAAP consistently applied; plus (iii) $1,773,802.99 in respect of product rebates from Innovacon (earned by the Company in 2006). If the dollar value of any such products purchased from Innovacon using product rebates is included in the inventory value used to calculate Working Capital, the product rebate amount will be reduced by an equal dollar value.

     1.2 CROSS REFERENCES. The following terms defined elsewhere in this Agreement in the Sections set forth below shall have the respective meanings therein defined:

Term                                                                  Definition
----                                                                  ----------
Acquired Shares....................................................   2.1
Agreement..........................................................   Preamble
Base Working Capital Amount........................................   6.5.1


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

Term                                                                  Definition
----                                                                  ----------
Buyer..............................................................   Preamble
Buyer Claims.......................................................   8.1.1
Buyer Common Stock.................................................   2.3
Buyer Indemnified Persons..........................................   8.1.1
Buyer Preferred Stock..............................................   5.4
Buyer SEC Filings..................................................   5.5.1
Buyer Series A Preferred Stock.....................................   5.4
Buyer Stock Option Plan............................................   5.4
Cap Amount.........................................................   8.5.4
Cash Consideration.................................................   2.3
Claim Notice.......................................................   8.3.1
Closing............................................................   2.4
Closing Date.......................................................   2.4
Closing Working Capital Amount.....................................   6.5.1
COBRA..............................................................   4.13.1(b)
Company............................................................   Preamble
Company Balance Sheet..............................................   4.5.1
Company Charter Documents..........................................   4.1.2
Company Common Stock...............................................   Preamble
Company Contract...................................................   4.16.2
Company Copyrights.................................................   4.9.1
Company Employee Plan..............................................   4.13.1(a)
Company Financial Statements.......................................   4.5.1
Company Intellectual Property Rights...............................   4.9.1
Company Marks......................................................   4.9.1
Company Patents....................................................   4.9.1
Company Permits....................................................   4.10.2
Company Real Property..............................................   4.8.1
Company Secret Information.........................................   4.9.1
Consideration Shares...............................................   2.3
Employee...........................................................   4.13.1(c)
Employee Agreement.................................................   4.13.1(d)
ERISA..............................................................   4.13.1(e)
ERISA Affiliate....................................................   4.13.1(f)
FDA................................................................   4.11.1
Final Working Capital Amount.......................................   6.5.5
Foreign Authorities................................................   4.11.1

Term                                                                  Definition
----                                                                  ----------
Indemnified Person.................................................   8.3.1
Indemnifying Person................................................   8.3.1
IRS................................................................   4.13.1(g)
Knowledge..........................................................   10.7.2
Long Term Warranties...............................................   8.5.1
Major Customer.....................................................   4.19
Major Supplier.....................................................   4.19
Multiemployer Plan.................................................   4.13.1(h)
Neutral Auditors...................................................   6.5.4
Objection Notice...................................................   6.5.3
Party and Parties..................................................   Preamble
Pay-Off Amount.....................................................   7.2.10
Pension Plan.......................................................   4.13.1(i)
Pre-Closing Tax Period.............................................   6.4.1
Pro Forma Financial Statements.....................................   6.6.1
Pro Forma Information..............................................   6.6.1
Proposed Statement of Working Capital..............................   6.5.1
Purchase Price.....................................................   2.3
Registrable Securities.............................................   6.1.1
Registration Statement.............................................   6.1.2
Released Claims....................................................   8.8
Released Parties...................................................   8.8
Required Information...............................................   6.6.1
Restriction Period.................................................   6.3.1
Seller Claims......................................................   8.2.1
Sellers............................................................   Preamble
Stockholders Agreement.............................................   6.2
Straddle Period....................................................   6.4.2
Threshold Amount...................................................   8.5.2
Virginia Courts....................................................   9.1

                                   ARTICLE 2.
                         PURCHASE AND SALE OF THE SHARES

     2.1 AGREEMENT TO SELL AND TO PURCHASE. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell, transfer, assign and deliver, and the Buyer will purchase from each Seller, free and clear of any Encumbrances, all right, title and interest in and to the number of shares of Company Common Stock set forth next to the name of such Seller on Exhibit A under the title "Shares Sold," which together constitute 75% of the shares of Company Common Stock issued and outstanding as of the Closing (collectively, the "Acquired Shares").

     2.2 SALE AND PURCHASE OF THE ACQUIRED SHARES. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller will deliver to the Buyer or its designee one or more stock certificates representing the Acquired Shares being sold by such Seller hereunder, duly endorsed in blank and accompanied by an appropriate stock power duly executed in blank, with all stock transfer taxes paid for, if applicable.

     2.3 CONSIDERATION FOR THE ACQUIRED SHARES. As consideration for the Acquired Shares, at the Closing, the Buyer shall issue and deliver to each Seller (a) cash in the amount set forth opposite the name of such Seller on Exhibit A under the title "Cash Consideration" (collectively, the "Cash Consideration") and (b) a certificate representing the number of shares of common stock, $0.001 par value per share, of the Buyer ("Buyer Common Stock"), set forth opposite the name of such Seller on Exhibit A under the title "Consideration Shares" (collectively, the "Consideration Shares"). Together, the Cash Consideration and the Consideration Shares are sometimes referred to as the "Purchase Price."

     2.4 CLOSING. The closing of the purchase and sale of the Acquired Shares hereunder and the consummation of the other transactions contemplated hereby (the "Closing"), shall take place simultaneously with the execution of this Agreement, at the offices of Foley Hoag LLP, 155 Seaport Boulevard, Boston, Massachusetts, or at such other date and time to which the Parties may agree. The date on which the Closing shall take place is hereinafter referred to as the "Closing Date."

                                   ARTICLE 3.
                  REPRESENTATIONS AND WARRANTIES OF EACH SELLER

     Each Seller, severally and not jointly, represents and warrants to the Buyer as set forth in this Article 3.

     3.1 OWNERSHIP OF COMPANY COMMON STOCK. Such Seller holds of record and owns beneficially the number of shares of Company Common Stock set forth next to the name of such Seller on Exhibit A under the title "Company Common Stock Owned," free and clear of any Encumbrances. Such Seller owns no other shares of capital stock or other securities of the Company and has no right or obligation to acquire any shares of capital stock or other securities of the Company.

     3.2 AUTHORITY; NON-CONTRAVENTION.

          3.2.1 Such Seller has all requisite power and authority to enter into this Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by such Seller in connection herewith (including, in the case of Ramsey, the Stockholders Agreement), and to consummate the transactions contemplated hereby and thereby. This Agreement and such other agreements, instruments and documents (including, in the case of Ramsey, the Stockholders Agreement) have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the Buyer, constitutes the valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other similar laws affecting the rights of creditors generally and general principles of equity.

          3.2.2 The execution and delivery of this Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by such Seller in connection herewith (including, in the case of Ramsey, the Stockholders Agreement) do not, and the performance of this Agreement and such other agreements, instruments and documents by such Seller (including, in the case of Ramsey, the Stockholders Agreement) will not, (i) conflict with or violate any Legal Requirement applicable to such Seller or by which such Seller or any of such Seller's properties or assets is bound or affected, or (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or result in the creation of an Encumbrance on any shares of Company Common Stock owned by such Seller pursuant to, any contract, agreement, instrument or other obligation to which such Seller is a party or by which such Seller any of his properties or assets is bound or affected. No consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement or such other agreements, instruments and documents contemplated to be executed or delivered by such Seller in connection herewith (including, in the case of Ramsey, the Stockholders Agreement). No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by such Seller in connection with the execution, delivery or performance by such Seller of this Agreement or such other agreements, instruments and documents (including, in the case of Ramsey, the Stockholders Agreement).

     3.3 CERTAIN AGREEMENTS. Except to the extent this Agreement or any Schedule hereto specifically names such Seller as a party thereto, such Seller is not a party or otherwise subject to, nor any of his properties or assets is bound or affected by, any contract, agreement, instrument or other obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected. Except for the Stockholders Agreement, such Seller is not a party to any voting trusts or other agreements or understandings with respect to the Company or the shares of Company Common Stock owned by such Seller. Such Seller is not a party to, and neither such Seller nor any of the shares of the Company Common Stock owned by such Seller is bound by, any restrictions, options or other obligations, agreements or commitments to sell, purchase, redeem or perform or refrain from performing any other actions with respect to, such shares of Company Common Stock.

     3.4 BROKERS' AND FINDERS' FEES. Except as set forth on Schedule 3.4, such Seller has not incurred, nor will he incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.5 PRIVATE PLACEMENT. Such Seller understands and acknowledges that the issuance of the Consideration Shares will not be registered under the Securities Act, and that any Consideration Shares will be issued to such Seller in a private placement transaction effected in reliance on an exemption from the registration requirements of the Securities Act and in reliance on exemptions from the registration or qualification requirements of applicable state securities or "blue sky" laws. Such Seller acknowledges that any Consideration Shares so issued to such

Seller will be "restricted securities" within the meaning of Rule 144(a)(3) under the Securities Act and must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption from such registration is available.

     3.6 LIMITATIONS ON TRANSFER. Such Seller understands and agrees that any Consideration Shares issued to such Seller hereunder cannot be offered, resold or otherwise transferred except pursuant to (a) an effective registration statement under the Securities Act covering such offer, sale or transfer and such offer, sale or transfer is made in accordance with such registration statement, or (b) an available exemption from registration, in which case such Seller shall furnish the Buyer with (i) a written statement of the circumstances surrounding the proposed sale or transfer and (ii) an opinion of counsel reasonably satisfactory to the Buyer, in form and substance reasonably satisfactory to the Buyer, that such sale or transfer will not require registration under the Securities Act. Such Seller covenants and agrees that such Seller will not offer, sell or otherwise transfer any such Consideration Shares except in compliance with the terms of this Agreement and with applicable federal and state securities and "blue sky" laws.

     3.7 RESTRICTIVE LEGENDS.

          3.7.1 The certificates representing any Consideration Shares issued to such Seller hereunder shall bear, in addition to any other legends required under applicable state securities or "blue sky" laws, a legend in substantially the following form:

          "These securities have not been registered under the Securities Act of 1933, as amended (the 'Securities Act'), or under any applicable state securities or 'blue sky' laws. These securities may not be sold, offered, pledged, hypothecated or otherwise transferred except pursuant to registration under the Securities Act or pursuant to an available exemption from registration. The issuer of these securities may require an opinion of counsel reasonably satisfactory to the issuer, in form and substance reasonably satisfactory to the issuer, to the effect that any sale or transfer of these securities will be in compliance with the Securities Act and any applicable state securities or 'blue sky' laws."

          3.7.2 In order to prevent any transfer of Consideration Shares from taking place in violation of applicable Legal Requirement or the terms of this Agreement, the Buyer may cause a stop transfer order to be placed with its transfer agent with respect to any Consideration Shares. The Buyer will not be required to transfer on its books any shares of Buyer Common Stock that have been sold or transferred in violation of any provision of applicable Legal Requirement or the terms of this Agreement.

     3.8 ACCREDITED INVESTOR. Such Seller is an "accredited investor" within the meaning of Rule 501(a) of Regulation D under the Securities Act.

     3.9 INVESTMENT INTENT. Such Seller is acquiring the Consideration Shares for his own account for investment and not with a view to, or for resale in connection with, the distribution thereof. Such Seller has no present intention of selling or otherwise distributing any portion of any such Consideration Shares (or any interest therein).

     3.10 INVESTMENT EXPERIENCE AND STATUS. Such Seller has such knowledge and experience in financial and business matters that such Seller is capable of evaluating the merits and risks of an investment in Buyer Common Stock and protecting such Seller's own interests in connection with such investment.

     3.11 DOCUMENTS DELIVERED; INFORMATION. Such Seller has received or has had access to all the information relating to the Buyer that such Seller has requested and considers necessary and relevant to making an informed investment decision with respect to the shares of Buyer Common Stock, including the annual reports, quarterly reports, current reports, proxy statements and other information filed by the Buyer with the SEC. Such Seller has been given the opportunity to make a thorough investigation of the activities of the Buyer and has been furnished with access to materials relating to the Buyer and its activities. Such Seller has been afforded the opportunity to obtain any additional information deemed necessary by such Seller to verify the accuracy of any representations made or information conveyed by the Buyer to such Seller. Such Seller has had an opportunity to ask questions of and receive answers from the Buyer, or from a person or persons acting on the Buyer's behalf, concerning the terms and conditions of this investment.

                                   ARTICLE 4.
          REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND THE COMPANY
                             REGARDING THE COMPANY

     The Sellers and the Company, jointly and severally, represent and warrant to the Buyer as set forth in this Article 4. For purposes of this Article 4 and
Article 6, unless the context requires otherwise, the term "Company" shall mean Instant Technologies, Inc. and each of its subsidiaries.

     4.1 ORGANIZATION; NO SUBSIDIARIES.

          4.1.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted. The Company has not qualified to do business in any state other than Virginia, but it does have sales employees in several states who process orders through the Company's facility in Virginia. The Company has not been advised by any Governmental Entity that the Company's activities outside Virginia require the Company to qualify or be licensed to do business in any such jurisdiction. Each jurisdiction where the Company has employees is listed on Schedule 4.1.1.

          4.1.2 The Company has delivered to the Buyer true and correct copies of the articles of incorporation and by-laws of the Company, each as amended to date (collectively, the "Company Charter Documents"), and each such instrument is in full force and effect. The Company is not in violation of any of the material provisions of the Company Charter Documents.

          4.1.3 The minute books of the Company contain records of all meetings and written consents in lieu of meetings of the Company's board of directors (and any committees thereof, whether permanent or temporary) and stockholders at which material business was conducted or votes were taken since the date of its incorporation and are accurate in all material respects, and such records accurately reflect all transactions referred to in such minutes and consents. The stock book of the Company accurately reflects record ownership of the Company's capital stock. The Company has delivered to the Buyer true and correct copies of such minutes or consents and stock books. Schedule 4.1.3 sets forth a list of the directors and officers of the Company.

          4.1.4 Except as set forth on Schedule 4.1.4, the Company does not own, and since inception the Company has never owned, any capital stock of, or any equity ownership interest of any nature in, any corporation, partnership (general or limited), joint venture arrangement or other business entity or Person. The Company has not agreed nor is it obligated to make, nor is it bound by any written or oral agreement, contract, lease, instrument, note, option, warranty, purchase order, license, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, as in effect as of the date hereof or as hereinafter may be in effect, under which it is or may become obligated to make any future investment (whether in the form of equity, debt or otherwise) in any other Person.

     4.2 CAPITALIZATION.

          4.2.1 The authorized capital stock of Instant Technologies, Inc. consists of 2,000 shares of Company Common Stock, of which 1,250 shares are issued and outstanding. Except as aforesaid, there are no other authorized, issued or outstanding shares of capital stock or other securities of the Company. The outstanding shares of Company Common Stock are held of record and beneficially by the Sellers in the respective amounts set forth on Exhibit A. All outstanding shares of Company Common Stock are duly authorized and validly issued, were not issued in violation of any Person's preemptive rights (however created), are fully paid and nonassessable, and were issued in full compliance with all applicable Legal Requirements, including any federal and state securities laws.

          4.2.2 There are no outstanding subscriptions, options, warrants, conversion rights or other rights, securities, agreements or commitments obligating the Company to issue, sell or otherwise dispose of shares of its capital stock, or any securities or obligations convertible into, or exercisable or exchangeable for, any shares of its capital stock. Except for the Stockholders Agreement and the voting trust agreement between Ramsey and Gerald
T. Ramsey listed on Schedule 4.2.2, there are no voting trusts or other agreements or understandings to which the Company or any Seller is a party with respect to the shares of Company Common Stock or other securities of the Company, and the Company is not a party to or bound by any restrictions, options or other obligations, agreements or commitments to sell, repurchase, redeem or acquire any shares of capital stock or any other securities of the Company.

     4.3 AUTHORITY FOR AGREEMENT. The Company has all requisite corporate power and authority to enter into this Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Company in connection herewith, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Company in connection herewith, and the performance by the Company of its obligations hereunder and thereunder have been duly and validly authorized by the board of directors of the Company and no other corporate action or proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Company in connection herewith and the performance of its obligations hereunder and thereunder. This Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Company in connection herewith have been duly executed and delivered by the Company and constitute valid and binding obligations of the Company, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and general principles of equity.

     4.4 NONCONTRAVENTION.

          4.4.1 Except as set forth on Schedule 4.4.1, neither the execution and delivery of this Agreement, the Stockholders Agreement or the other agreements, instruments and documents contemplated to be executed or delivered by the Company hereunder, nor the performance by the Company of its obligations hereunder and thereunder will (a) conflict with or violate any provision of the Company Charter Documents, (b) conflict with or violate any Legal Requirement applicable to the Company or by which the Company or any of its properties or assets is bound or affected, (c) with or without the giving of notice or the lapse of time or both, conflict with, or result in any violation or breach of, or constitute a default under, or alter the rights or obligations of the Company or any third party under, or give to any third party any rights of termination or cancellation of or rights of amendment or acceleration of, or result in the creation of any Encumbrance pursuant to, any note, mortgage, indenture, contract, agreement, lease, license permit, concession, grant, franchise or other agreement, instrument or obligation to which the Company is a party or by which the Company or any of its properties or assets is bound or affected or which is applicable to the Company or any of its properties or assets; provided, however, that for purposes of this Section 4.4.1 only, the term Legal Requirement shall exclude any Legal Requirements promulgated by, or that are subject to the jurisdiction of, the FDA, and any Legal Requirements with respect to antitrust, including the Hart-Scott-Rodino Antitrust Improvement Act of 1976.

          4.4.2 Except as set forth on Schedule 4.4.2, no consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, the Stockholders Agreement or the other agreements, instruments and documents contemplated to be executed or delivered by the Company in connection herewith. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, the Stockholders Agreement or the other agreements, instruments and documents contemplated to be executed or delivered by the Company in connection herewith.

     4.5 FINANCIAL STATEMENTS.

          4.5.1 The Company has delivered to the Buyer complete and accurate copies of (a) the audited consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows of the Company as of and for the year ended December 31, 2005, (b) the reviewed consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows of the Company as of and for each of the years ended December 31, 2004 and 2003, and (c) the unaudited consolidated balance sheet and statements of operations, changes in stockholders' equity and cash flows of the Company as of and for the year ended December 31, 2006. Collectively, the financial statements referred to in the immediately preceding sentence are sometimes referred to herein as the "Company Financial Statements," and the unaudited balance sheet of the Company as of December 31, 2006 is sometimes referred to herein as the "Company Balance Sheet." The Company Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the respective periods indicated, provided, however, that the unaudited Company Financial Statements referred to in clause (c) above are subject to normal and recurring year-end adjustments (which will not be material, individually or in the aggregate). The Company Financial Statements have been prepared from and are consistent with the books and records of the Company, and the books and records of the Company have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements.

          4.5.2 The Company has no Liabilities that are, individually or in the aggregate, material to the business, results of operations or financial condition of the Company, except for (a) Liabilities reflected on the Company Balance Sheet, (b) Liabilities incurred in the ordinary course of business since the date of the Company Balance Sheet, which, individually or in the aggregate, has not had and could not reasonably be expected to have, a Company Material Adverse Effect, and (c) Liabilities expressly disclosed on the Schedules delivered by the Company hereunder, including Schedule 4.5.2.

          4.5.3 The Company has not been notified by Colby & Company or any other independent auditor that such auditor is of the view that any of the Company Financial Statements should be restated, or that the Company should modify its accounting for any period.

     4.6 ABSENCE OF CERTAIN CHANGES.

          4.6.1 Since the date of the Company Balance Sheet, the Company has not suffered any Company Material Adverse Effect, nor has there occurred or arisen any event, condition or state of facts of any character (other than general economic, industry, political and similar conditions) that could reasonably be expected to result in a Company Material Adverse Effect. Without limiting the generality of the foregoing, except as set forth on Schedule 4.6.1, since the date of the Company Balance Sheet, the Company has not:

               (a) sold or issued any shares of capital stock or other securities of the Company, or granted any right or option to purchase or otherwise acquire any shares of capital stock or other securities of the Company;

               (b) sold, leased, transferred or assigned any of its assets, tangible or intangible, other than in the ordinary course of business;

               (c) accelerated, terminated, modified, or canceled any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) involving more than $10,000 to which the Company is a party;

               (d) canceled, compromised, waived, or released any right or claim (or series of rights or claims) either involving more than $10,000 or outside the ordinary course of business;

               (e) granted any license or sublicense of any rights under or with respect to any Company Intellectual Property Rights other than to the Company's distributors, resellers and other licensees under agreements listed on Schedule 4.16.1(i);

               (f) experienced material damage, destruction, or loss (whether or not covered by insurance) to its property (other than ordinary wear and tear not caused by neglect);

               (g) created or suffered to exist any Encumbrance (other than Permitted Encumbrances) upon any of its assets, tangible or intangible;

               (h) created any Indebtedness in excess of $20,000;

               (i) declared, set aside, or paid any dividend or distribution with respect to its capital stock (whether in cash or in kind) or redeemed, purchased, or otherwise acquired any of its capital stock;

               (j) made or committed to make any capital expenditures or entered into any other material transaction outside the ordinary course of business or involving an expenditure in excess of $20,000;

               (k) increased the compensation or fringe benefits to any officers or employees;

               (l) amended or modified in any respect any employment contract or arrangement or any profit sharing, bonus, incentive compensation, severance, employee benefit or multiemployer plans;

               (m) entered into any employment agreement or collective bargaining agreement or increased the compensation of any of its employees;

               (n) granted any increase in severance or termination pay; or

               (o) committed (orally or in writing) to any of the foregoing.

     4.7 TAX MATTERS.

          4.7.1 The Company has filed all Tax Returns that it was required to file, and has complied with all Legal Requirements in respect of all Taxes. All such Tax Returns were correct and complete in all material respects, and were prepared in compliance with all applicable Legal Requirements. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the properties or assets of the Company.

          4.7.2 The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

          4.7.3 No Governmental Entity is reasonably likely to assess any additional Taxes for any period for which Tax Returns have been filed. No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company. The Company has not received from any foreign, federal, state, or local Governmental Entity (including jurisdictions where the Company has not filed Tax Returns) any
(i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Entity against the Company.

          4.7.4 Schedule 4.7.4 lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for taxable periods ended on or after December 31, 2002, indicates those Tax Returns that have been audited, if any, and indicates those Tax Returns that are currently the subject of audit, if any. The Company has delivered to the Buyer correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company, if any, filed or received since December 31, 2002.

          4.7.5 The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

          4.7.6 The Company has been a validly-electing S corporation within the meaning of Code Sections 1361 and 1362 at all times during its existence and will be an S corporation up to and including the Closing Date.

          4.7.7 The Company has no potential liability for any Tax under Code
Section 1374. The Company has not, in the past 10 years, (A) acquired assets from any Person in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

          4.7.8 The Company is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (i) any

"excess parachute payment" within the meaning of Code Section 280G (or any corresponding provision of state, local or foreign Tax law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax law). The Company has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company is not a party to or bound by any Tax allocation or sharing agreement. The Company neither (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) nor (B) has any Liability for the Taxes of any Person under Reg.
Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

          4.7.9 The unpaid Taxes of the Company (a) did not, as of the date of the Company Balance Sheet, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto), and (b) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Company Balance Sheet, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

          4.7.10 The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any:

               (a) change in method of accounting for a taxable period ending on or prior to the Closing Date;

               (b) "closing agreement" as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date;

               (c) inter-company transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law);

               (d) except as set forth on Schedule 4.7.10(d), installment sale or open transaction disposition made on or prior to the Closing Date; or

               (e) prepaid amount received on or prior to the Closing Date.

          4.7.11 The Company has not distributed stock of another Person, nor had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or 361.

          4.7.12 The Company has not participated in or cooperated with, nor will it, prior to the Closing Date, participate in or cooperate with, and international boycott within the meaning of Code Section 999.

     4.8 ASSETS AND PROPERTIES.

          4.8.1 The Company does not own any interest in real property, other than as described on Schedule 4.8.1 (such property being the "Company Real Property"). Schedule 4.8.1 lists all real property leases to which the Company is a party and each amendment thereto, and the Company has delivered to the Buyer a complete and accurate copies of all such real property leases and all amendments thereto. All such leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or, to the Knowledge of the Company and the Sellers, any other party. Such leases permit the current occupation and use of such real property by the Company. The Company Real Property comprises all the real property occupied or otherwise used by the Company.

          4.8.2 To the Knowledge of the Company and the Sellers, the Company owns or leases all tangible assets necessary for the conduct of its businesses as presently conducted. To the Knowledge of the Company and the Sellers, the assets owned or leased by the Company include all of the properties, assets and rights necessary for, and all of the properties, assets and rights used or held for use by the Company or any other Person in, the marketing and sale of any of the Company's products under an FDA-compliant quality system, as the Company has conducted its business prior to and as of the Closing Date. To the Knowledge of the Company and the Sellers, each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used. The Company is not, and after the Closing will not be, restricted from carrying out its business as currently conducted or any part thereof by any agreement, instrument, indenture or Legal Requirement to which the Company is a party or to which the Company or any of its properties or assets are subject.

          4.8.3 Except as set forth in Schedule 4.8.3, the Company has good and marketable title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Encumbrances, except for liens for Taxes not yet due and payable. None of such properties and assets is in the possession, custody or control of any Person or entity other than the Company. Except as set forth in Schedule 4.8.3, the Company Real Property is free of any tenancy, sub-tenancy, license or other arrangement entitling a person other than the Company to occupy the whole or any part thereof. There are no outstanding actions, disputes, claims or demands between the Company and any third party affecting the Company Real Property or any neighboring property or any boundary walls and fences, or with respect to any easement, right or means of access to the Company Real Property. To the Knowledge of the Company and the Sellers, there is no resolution, proposal, scheme or order, whether or not formally adopted, that would materially interfere with the use or occupation of, or access to, the Company Real Property by the Company.

     4.9 INTELLECTUAL PROPERTY.

          4.9.1 For purposes of this Agreement, "Company Intellectual Property Rights" shall mean all intellectual property rights of any kind and nature anywhere in the world used (whether or not owned) by the Company in the conduct of its business, including: (i) all patents, patent applications and continuations, industrial design registrations and applications therefor (collectively, the "Company Patents"), (ii) all trademarks, service marks, trade names, Internet domain names, trade dress, and the goodwill associated therewith, and all registrations or applications for registration thereof (collectively, the "Company Marks"); (iii) all copyrights, database rights and moral rights in both published works and unpublished works, including all such rights in software, user and training manuals, marketing and promotional materials, websites, internal reports, business plans and any other expressions, mask works, firmware and videos, whether registered or unregistered, and all registrations or applications for registration thereof (collectively, the "Company Copyrights"); and (iv) all trade secret and confidential information, including such rights in inventions (whether or not reduced to practice), know-how, customer lists, technical information, proprietary information, technologies, processes and formulae, software, data, plans, drawings and blue prints, whether tangible or intangible and whether stored, compiled, or memorialized physically, electronically, photographically, or otherwise (collectively, the "Company Secret Information").

          4.9.2 Schedule 4.9.2 sets forth a complete and correct list of each of the following which is owned by the Company: (i) each Company Patent, (ii) each Company Mark (whether registered or not), and (iii) each registered Company Copyright. The Company (y) owns all right, title and interest in and to the Company Intellectual Property Rights, free and clear of all Encumbrances, or (z) is licensed to use, or otherwise possesses legally valid and enforceable rights to use, the Company Intellectual Property Rights that it does not so own. The Company has made all necessary filings, recordations and payments to protect and maintain its interests in the Company Intellectual Property Rights owned by or licensed to the Company.

          4.9.3 Except as set forth on Schedule 4.9.3, all of the rights of the Company with respect to the Company Intellectual Property Rights are freely assignable in its own name, including the right to create derivative works, and the Company is under no obligation to obtain any approval or consent in addition to those previously obtained by the Company for use of any of the Company Intellectual Property Rights.

          4.9.4 To the Knowledge of the Company and the Sellers, the Company Intellectual Property Rights constitute all intellectual property rights that are or have been useful or necessary for the design, development, manufacture, operation, sale or use of the Company's products or for the conduct of the Company's business, as conducted by the Company prior to the date hereof and as proposed to be conducted hereafter.

          4.9.5 To the Knowledge of the Company and the Sellers, neither the business of the Company nor any of the products, services or technology used, sold, offered for sale or licensed or proposed for use, sale, offer for sale or license by the Company infringes any intellectual property rights of any Person. Except as set forth on Schedule 4.9.5, the Company is not obligated to pay any royalties or other compensation to any person in respect of its ownership, use or license of any of the Company Intellectual Property Rights.

          4.9.6 No (i) funding from any Person, including, any funding from or through any Governmental Entity, and (ii) facilities of a university, college, other educational institution or research center, was used in the development of any Company Intellectual Property Rights owned by the Company or, to the Knowledge of the Sellers, any other Person. To the Knowledge of the Company and the Sellers, no current or former employee, consultant or independent contractor of the Company who was in any way involved in, or who in any way contributed to, the creation or development of any Company Intellectual Property Rights, has performed services for any Governmental Entity, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company.

          4.9.7 To the Knowledge of the Company and the Sellers, all the Company Patents are valid and subsisting. To the Knowledge of the Company and the Sellers, none of the Company Patents is being infringed. To the Knowledge of the Company and the Sellers, neither the validity nor the enforceability of any of the Company Patents has been challenged by any Person.

          4.9.8 All Company Marks, whether or not registered, are valid and subsisting. To the Knowledge of the Company and the Sellers, none of the Company Marks is being infringed or diluted, and to the Knowledge of the Company and the Sellers, none of the Company Marks has been opposed or challenged and no proceeding has been commenced or threatened that would seek to prevent the use by the Company of any Company Mark.

          4.9.9 All the Company Copyrights, whether or not registered, are valid and enforceable. To the Knowledge of the Company and the Sellers, none of the Company Copyrights is being infringed, or its validity challenged or threatened in any way, and no proceeding has been commenced or threatened that would seek to prevent the use by the Company of the Company Copyrights.

          4.9.10 To the Knowledge of the Company and the Sellers, the Company has taken reasonable measures to protect the secrecy and confidentiality of the Company Secret Information. To the Knowledge of the Company and the Sellers, no Company Secret Information has been used, divulged or appropriated for the benefit of any Person other than the Company, or otherwise misappropriated.

          4.9.11 No Company Intellectual Property Right is subject to any outstanding order, proceeding (other than pending proceedings pertaining to applications for patent or trademark or copyright registration) or stipulation that restricts in any manner the licensing thereof by the Company.

          4.9.12 To the Knowledge of the Company and the Sellers, none of the former or present employees and consultants engaged in the development of Company Intellectual Property Rights or in performing sales and marketing functions on behalf of the Company, is or was obligated under any contract with any third party which conflicts or did conflict with such employee's or consultant's rights to develop Company Intellectual Property Rights or engage in such sales and marketing functions on behalf of the Company.

          4.9.13 Other than the Sellers, the only former or present employee, contractor, agent or consultant who was involved in the creation of any Company Intellectual Property on behalf of the Company, was Larry Hartselle. Each of the Sellers has, or will prior to the Closing, execute and deliver an assignment of inventions agreement as to all Company Intellectual Property Rights. The Sellers and all current employees of the Company have executed nondisclosure agreements to protect the confidentiality of Company Secret Information.

          4.9.14 Without limiting the generality of the foregoing, except as set forth on Schedule 4.9.14, all the products that the Company sells, licenses or otherwise makes available to customers, and all Company Intellectual Property Rights therein, were: (i) developed by employees of the Company within the scope of their employment and subject to their obligation to assign to the Company all intellectual property rights therein, or (ii) developed by independent contractors or consultants who assigned to the Company all of their right, title and interest therein, or (iii) otherwise acquired or licensed by the Company from a third party by an agreement or contract that is disclosed on Schedule 4.9.14.

          4.9.15 All contracts, licenses and agreements relating to the Company Intellectual Property Rights are in full force and effect, and the Company has provided to the Buyer true and complete copies of all such contracts, licenses and agreements. The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of such contracts, licenses and agreements, nor entitle any other party to cancel, terminate, suspend or modify any such contract, license or agreement. The Company is and has been in compliance with, and has not breached any term of any of such contracts, licenses and agreements and, to the Knowledge of the Company and the Sellers, all other parties to such contracts, licenses and agreements are and have been in compliance in all material respects with, and have not materially breached any term of, such contracts, licenses and agreements.

     4.10 COMPLIANCE WITH LAWS; PERMITS.

          4.10.1 The Company has been in compliance in all material respects with all Legal Requirements applicable to the Company, its properties, assets, business or operations, except for instances of noncompliance that individually or in the aggregate have not had and would not have a Company Material Adverse Effect; provided, however, that for purposes of this sentence only, the term Legal Requirements shall exclude any Legal Requirements promulgated by, or that are subject to the jurisdiction of, the FDA. To the Knowledge of the Company and the Sellers, no investigation or review by any Governmental Entity is pending or, to the Knowledge of the Company and the Sellers, has been threatened or is reasonably anticipated against the Company, nor, to the Knowledge of the Company and the Sellers, has any Governmental Entity indicated an intention to conduct an investigation of the Company. There is no agreement, judgment, injunction, order or decree binding upon the Company which has or could reasonably be expected to have the effect of prohibiting or materially impairing any material business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted.

          4.10.2 The Company has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices, permits and rights of or with all Governmental Entities

(collectively, "Company Permits"), necessary for it to own, lease or operate its properties and assets and to carry on its business and operations as presently conducted. There has occurred no default under, or violation of, any such Company Permit, except, individually or in the aggregate, as has not had and would not have a Company Material Adverse Effect. The transactions contemplated by this Agreement will not cause the revocation, cancellation or alteration of any Company Permit.

     4.11 REGULATORY MATTERS.

          4.11.1 Except as set forth on Schedule 4.11.1, the Company is in compliance in all material respects with all applicable Legal Requirements of the U.S. Food and Drug Administration (the "FDA") with respect to the collection, sale, labeling, storing, testing, distribution, or marketing of the products being distributed or developed by or on behalf of the Company. The Company has previously delivered or made available to the Buyer true and complete copies of all applications, approvals, registrations or licenses obtained by the Company from the FDA, or required in connection with the conduct of the business of the Company as it is currently conducted and as proposed to be conducted.

          4.11.2 To the Knowledge of the Company and the Sellers, except as set forth on Schedule 4.11.2, all test methods and devices that have been or that are being developed or distributed by the Company that are subject to the jurisdiction of the FDA have been and are being developed, tested, labeled, distributed and marketed in compliance in all material respects with all applicable statutory or regulatory requirements under the Clinical Laboratory Improvement Act of 1988 and its implementing regulations.

          4.11.3 The Company has made available to the Buyer all written communications, and oral communications to the extent reduced to written form, between the Company, on the one hand, and the FDA, on the other hand, with respect to the Company's products, business or operations, in each case since January 1, 2002. The Company is not in receipt of any notice of, and, to the Knowledge of the Company and the Sellers, subject to, any adverse inspection, finding of deficiency, finding of non-compliance, compelled or voluntary recall, investigation, penalty for corrective or remedial action or other compliance or enforcement action, in each case relating to any of its products or to the facilities in which its products are manufactured, collected or handled, by the FDA.

          4.11.4 Except as set forth on Schedule 4.11.4, there are no pending or, to the Knowledge of the Company and the Sellers, threatened actions, proceedings or complaints by the FDA, which would prohibit or impede the conduct of the business of the Company as it is currently conducted or as proposed to be conducted.

          4.11.5 The Company has not made any material false statements on, or omissions from, the applications, approvals, reports and other submissions to the FDA, prepared or maintained to comply with the requirements of the FDA relating to the Company, its products, business or operations.

          4.11.6 Except as set forth on Schedule 4.11.6, the Company has not received any notification from the FDA indicating that any of the Company's products is misbranded or adulterated as defined in the U.S. Food, Drug & Cosmetic Act, 21 U.S.C. 321, et seq., as amended, and the rules and regulations promulgated thereunder.

          4.11.7 No product of the Company has been recalled, suspended or discontinued as a result of any action by the FDA against the Company or, to the Knowledge of the Company and the Sellers, any licensee, distributor or marketer of any product of the Company in the United States or outside of the United States.

          4.11.8 The Company has not committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA to invoke its policy with respect to "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities" set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto. Neither the Company, nor to the Knowledge of the Company and the Sellers, any officer, key employee or agent of the Company has been convicted of any crime or engaged in any conduct that would reasonably be expected to result in (i) debarment under 21 U.S.C.
Section 335a or any similar state law or regulation or (ii) exclusion under 42 U.S.C. Section 1320a-7 or any similar state law or regulation.

          4.11.9 The Company's FDA complaint handling system has been made available for review by the Buyer and contains complete and correct information about all products returned to the Company because of warranty or other problems. The Company has made no modifications to any of its products because of warranty or other claims concerning defects in such product. The Company maintains no other records of warranty or other product defect claims other than its FDA complaint handling system.

     4.12 LITIGATION. Except as set forth on Schedule 4.12, there are no claims, suits, actions or proceedings pending or, to the Knowledge of the Company or the Sellers, threatened or reasonably anticipated against, relating to or affecting the Company, before any Governmental Entity or any arbitrator. No Governmental Entity has at any time initiated an action to challenge the legal right of the Company to design, offer or sell any of its products or services in the present manner or style thereof or otherwise to conduct its business as currently conducted. No event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that would reasonably be expected to, cause or provide a basis for any director, officer or employee of the Company to seek indemnification from the Company.

     4.13 EMPLOYEE BENEFIT PLANS.

          4.13.1 For purposes of this Agreement, the following terms shall have the meanings set forth below:

               (a) "Company Employee Plan" shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for deferred compensation, severance, termination pay, performance awards, stock or stock-related awards, fringe benefits or other employee benefits of any kind, whether written or unwritten or otherwise, funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any ERISA Affiliate for the benefit of any Employee.

               (b) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

               (c) "Employee" shall mean any current, former or retired employee, officer or director of the Company or any ERISA Affiliate.

               (d) "Employee Agreement" shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visas, work permit or similar agreement or contract between the Company or any ERISA Affiliate and any Employee or consultant.

               (e) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

               (f) "ERISA Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Code Sections 414(b), 414(c), 414(m) or 414(o) and the regulations issued thereunder.

               (g) "IRS" shall mean the Internal Revenue Service.

               (h) "Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan," as defined in Section 3(37) of ERISA.

               (i) "Pension Plan" shall mean each Company Employee Plan which is an "employee pension benefit plan," within the meaning of Section 3(2) of ERISA.

          4.13.2 Schedule 4.13.2 contains an accurate and complete list of each Company Employee Plan and each Employee Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan, to modify any Company Employee Plan or Employee Agreement, or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing.

          4.13.3 The Company has provided to the Buyer:

               (a) accurate and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement, including all amendments thereto and written interpretations thereof;

               (b) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust;

               (c) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets

               (d) the most recent summary plan description together with the summary of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan;

               (e) to the extent available to the Company, all IRS determination, opinion, notification and advisory letters, and rulings relating to Company Employee Plans and copies of all applications and correspondence to or from the IRS with respect to any Company Employee Plan;

               (f) to the extent available to the Company, all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts;

               (g) all written communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any material amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company; and

               (h) all COBRA forms and related notices.

          4.13.4 Each of the Company and its ERISA Affiliates has performed in all material respects all obligations required to be performed by it under, is not in default or violation of, and the Company and the Sellers have no Knowledge of any default or violation by any other party to, each Company Employee Plan or Employee Agreement, and each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including but not limited to ERISA or the Code. Each Company Employee Plan intended to qualify under Code Section 401(a) and each trust intended to qualify under Code Section 501(a) has either received (A) a favorable determination letter from the IRS with respect to each such Company Employee Plan as to its qualified status under the Code, or (B) if such Company Employee Plan is on a prototype or volume submitter plan document, such prototype or volume submitter document has received a favorable opinion letter, and no event has occurred which would adversely affect the status of such determination letter or opinion letter or the qualified status of such Company Employee Plan. No "prohibited transaction," within the meaning of Code Section 4975 or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the Knowledge of the Company and the Sellers, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the date hereof in accordance with its terms, without liability to the Company or any of its ERISA Affiliates (other than ordinary administration expenses typically incurred in a termination event). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company and the Sellers, threatened by the IRS with respect to any Company Employee Plan. Neither the Company nor any ERISA Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Code Sections 4975 through 4980. All contributions due from the Company or any ERISA Affiliate with respect to any of the Company Employee Plans have been made as required under ERISA or have been accrued on the Company Balance Sheet. The requirements of COBRA have been met in all material respects with respect to each Company Employee Plan subject to COBRA.

          4.13.5 Neither the Company nor any of its ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Code Section 412.

          4.13.6 Neither the Company nor any of its ERISA Affiliates has ever contributed to or been required to contribute to any Multiemployer Plan.

          4.13.7 No Company Employee Plan provides, or has any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its ERISA Affiliates has ever represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other Person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefit, except to the extent required by statute.

          4.13.8 The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          4.13.9 Each Company Employee Plan required to be listed on Schedule
4.13.2 that is a "nonqualified deferred compensation plan" (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with the provisions of Code Section 409A, Notice 2005-1 and the proposed regulations issued under Code Section 409A.

     4.14 OTHER EMPLOYMENT MATTERS.

          4.14.1 Schedule 4.14.1 contains the name of each employee of the Company, and each such employee's title and/or job description, status, starting employment date and salary compensation and benefits. No third party has asserted any claim, or, to the Knowledge of the Company and the Sellers, has any basis to assert any valid claim, against the Company that either the continued employment by, or association with, the Company of any of the present officers or employees of, or consultants to, the Company contravenes any agreements or laws applicable to unfair competition, trade secrets or proprietary information. Except as set forth on Schedule 4.14.1, no current employee of the Company has announced an intention to discontinue employment with the Company after the Closing.

          4.14.2 The Company: (a) is in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, immigration, terms and conditions of employment and wages and hours; (b) is withholding all amounts required by any Legal Requirement or by agreement to be withheld from the wages, salaries and other payments to its employees; (c) has currently properly classifying independent contractors for purposes of federal and applicable Legal Requirements; (d) is not liable for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (e) is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for its employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no pending, or, to the Knowledge of the Company and the Sellers, threatened or reasonably anticipated actions, suits, claims or proceedings against the Company under any workers compensation policy or long-term disability policy. To the Knowledge of the Company and the Sellers, no Employee is in violation of any employment contract, nondisclosure agreement or noncompetition agreement by which such Employee is bound due to such Employee's employment by the Company and disclosing to the Company or using trade secrets or proprietary information of any other person or entity. All employees of the Company are legally permitted to be employed by the Company in their current positions.

          4.14.3 No work stoppage, labor strike, slowdown, lockout or other labor dispute against the Company is pending or, to the Knowledge of the Company and the Sellers, threatened or reasonably anticipated. No employee of the Company is represented by any union or other labor organization. The Company and the Sellers have no Knowledge of any activities or proceedings of any labor union to organize any employees of the Company. There are no actions, suits, claims, labor disputes or grievances pending, or, to the Knowledge of the Company and the Sellers, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including charges of unfair labor practices or discrimination complaints. The Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not nor has it been a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          4.14.4 The Company has not taken any action that could constitute a "mass layoff," "group termination," "mass termination" or "plant closing" which may trigger notice requirements or liability under any Legal Requirement, including collective dismissal laws.

     4.15 ENVIRONMENTAL MATTERS.

          4.15.1 To the Knowledge of the Company and the Sellers, the Company is and has been in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor the Sellers have received any communication that alleges that the Company is not in compliance in all respects with all applicable Environmental Laws. To the Knowledge of the Company and the Sellers, there are no circumstances that may prevent or interfere with compliance by the Company with all applicable Environmental Laws. All Company Permits and other governmental authorizations currently held by the Company pursuant or in connection with to any Environmental Law are in full force and effect, the Company is in compliance in all material respects with all of the terms of such Company Permits and authorizations, and no other Company Permits or authorizations material to the conduct of the business of the Company are required by the Company. The management, handling, storage, transportation, treatment and disposal by the Company of all Environmental Materials have been in compliance in all material respects with all applicable Environmental Laws.

          4.15.2 There is no Environmental Claim pending or, to the Knowledge of the Company and the Sellers, threatened or reasonably anticipated against or involving the Company or, to the Knowledge of the Company and the Sellers, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law, nor, to the Knowledge of the Company and the Sellers, is there any circumstance that might form the basis for any Environmental Claim.

     4.16 CERTAIN AGREEMENTS.

          4.16.1 Except as set forth in the applicable numbered subsection of
Schedule 4.16, the Company is not a party to or bound by:

               (a) any employment or consulting agreement or commitment with any employee, officer or member its Board of Directors, providing any term of employment or compensation guarantee or any consulting agreement or any employment agreement that provides severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment, except as required by applicable law;

               (b) any agreement or plan, including any stock option plan, stock appreciation right plan or stock purchase plan;

               (c) except as set forth on Schedule 4.16.1(c), any agreement, obligation or commitment providing for annual payments by the Company of $10,000 or more;

               (d) any agreement, obligation or commitment providing for annual payments to the Company of $10,000 or more;

               (e) any plan, contract or arrangement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

               (f) any agreement of indemnification, any guaranty by the Company or any instrument evidencing Indebtedness by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, or otherwise;

               (g) except as set forth on Schedule 4.16.1(g), any agreement, obligation or commitment containing covenants purporting to limit or which effectively limit the Company's freedom to engage or compete in any line of business or in any geographic area or which would so limit the Buyer or the Company or any of their respective Subsidiaries after the Closing or granting any exclusive distribution or other exclusive rights;

               (h) any agreement, obligation or commitment relating to the disposition or acquisition by the Company of assets not in the ordinary course of business;

               (i) any development, licensing, distribution, resale or other agreement, contract or commitment with regard to the development, acquisition, licensing, distribution or resale of any Intellectual Property Rights, other than agreements required to be disclosed pursuant to Section 4.9;

               (j) any agreement to forgive any indebtedness in excess of $10,000 of any Person to the Company;

               (k) except as set forth on Schedule 4.16.1(k), any loan agreement, promissory note or other evidence of Indebtedness;

               (l) any agreement (other than agreements required to be disclosed pursuant to Section 4.9) pursuant to which the Company (A) uses any intellectual property of any third party that is material to the operation of its business,
(B) incorporates any third-party intellectual property in any of its products; or (C) has granted to any third party an exclusive license of any Intellectual Property Rights owned by the Company or any license of source code (including customary source code escrow arrangements entered into in the ordinary course of business);

               (m) any agreement (other than agreements required to be disclosed pursuant to Section 4.9) which may obligate the Company to make aggregate annual payments in excess of $10,000 to any third party except as set forth on Schedule 4.16.1(m);

               (n) any agreement (other than agreements required to be disclosed pursuant to Section 4.9) pursuant to which the Company (A) reasonably expects to receive aggregate payments in excess of $10,000 or (B) reasonably expects to recognize revenue in such aggregate amount;

               (o) any agreement or commitment with any affiliate of the Company (including any director, officer or stockholder of the Company);

               (p) any agreement or commitment currently in force providing for capital expenditures by the Company in excess of $25,000;

               (q) any power of attorney or agency agreement or arrangement;

               (r) any other agreement or commitment that cannot be terminated by the Company thereto within 30 days without any liability or obligation in excess of $10,000;

               (s) except as set forth on Schedule 4.16.1(s), any other agreement or commitment entered into outside the ordinary course of business or at other than arm's length;

               (t) any other agreement or commitment currently in effect that is material to the Company's business as presently conducted or proposed to be conducted; or

               (u) any agreement, obligation or commitment not described above that was not made in the ordinary course of business and that is material to the financial condition, business, operations, assets, results of operations or prospects of the Company.

          4.16.2 Each plan, contract, agreement, arrangement or other commitment that is required to be disclosed on Schedule 4.9 or Schedule 4.16 shall be referred to herein as a "Company Contract". The Company has delivered to the Buyer true and complete copies of all Company Contracts, and all amendments thereto. Each Company Contract is valid and in full force and effect. Neither the Company nor, to the Knowledge of the Company and the Sellers, any other party thereto, is in material breach, violation or default under, and the Company has not received written notice alleging that it has materially breached, violated or defaulted under, any of the terms or conditions of any Company Contract in such a manner as would permit any other party thereto to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies for any or all such alleged breaches, violations, or defaults.

     4.17 BROKERS' AND FINDERS' FEES. The Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.18 INSURANCE. Schedule 4.18 sets forth a description of each insurance policy or bond which provides coverage to the Company. The Company has provided notice to its insurers in accordance with the applicable insurance policies or bonds of all potential claims of which the Company or the Sellers have Knowledge, and there is no material claim pending under any of such policies or bonds as to which coverage has been questioned, disputed or denied by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid, the Company has no reason to believe that it will be liable for retroactive premiums or similar payments, and the Company is otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company and the Sellers, there has been no threatened termination of, or material premium increase with respect to, any of such policies. The Company has not incurred any material uninsured loss or casualty, and the Company and the Sellers have no Knowledge of any circumstance or occurrence that could result in a material uninsured loss or casualty for the Company. The Company has not made any misrepresentation of, or failed to disclose, any material fact to any of its insurers that might justify denial by such insurer of any coverage under any such policy or bond.

     4.19 CUSTOMERS AND SUPPLIERS. Schedule 4.19 lists (a) the 10 largest customers (each, a "Major Customer") of the Company (measured by the respective aggregate amounts of accounts receivable attributed to the Company's customers),
(i) in respect of the year ended December 31, 2005 or (ii) in respect of the year ended December 31, 2006, and the aggregate amount of accounts receivable attributed to each such Major Customer during each such period, and (b) the 10 largest suppliers (each, a "Major Supplier") of the Company (measured by the respective aggregate amounts of accounts payable attributed to the Company's suppliers), (i) in respect of the year ended December 31, 2005 or (ii) in respect of the year ended December 31, 2006, and the aggregate amount of accounts payable attributed to each such Major Supplier during each such period. Since January 1, 2005, (x) there has not been any change in the business relationship with any Major Customer or Major Supplier that would or could reasonably result in a Company Material Adverse Effect, (y) there has been no material dispute between the Company and any Major Customer or Major Supplier, and (z) the Company has received no indication that any Major Customer intends to reduce its purchases from the Company in any material respect or that any Major Supplier intends to reduce its sale of goods or services to the Company in any material respect, and the Company and the Sellers have no reason to believe that any such event will occur.

     4.20 ACCOUNTS RECEIVABLE. The receivables shown on the Company Balance Sheet arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less the allowance for doubtful accounts provided for on the Company Balance Sheet. Allowances for doubtful accounts and warranty returns are adequate in all material respects and have been prepared in accordance with GAAP consistently applied and in accordance with the Company's past practices. The Company's receivables arising after the date of the Company Balance Sheet and prior to the date hereof arose in the ordinary course of business, consistent with past practice, and have been collected or are collectible in the book amounts thereof, less a reasonable allowance for doubtful accounts determined in accordance with the Company's past practices. None of the Company's receivables is subject to any claim of setoff, recoupment or counter claim, and the Company and the Sellers have no Knowledge of any facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No receivables are contingent upon the performance by the Company of any obligation or contract other than normal warranty repair and replacement or in the ordinary course of business under support and maintenance agreements required to be disclosed (or specifically exempted from disclosure) pursuant to Section 4.16.1. Except as set forth on Schedule 4.20, no Person has any Encumbrance on any of such receivables and no agreement for deduction or discount has been made with respect to any of such receivables.

     4.21 ACCOUNTING SYSTEM. The Company maintains a system of internal accounting controls for the Company at a comparable level to that of other similarly situated private companies and sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management's general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (c) access to assets is permitted only in accordance with management's general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There is no significant deficiency or material weakness in the Company's internal control over financial reporting. The Company has delivered to the Buyer complete and accurate copies of any management letter or similar correspondence from any independent auditor of the Company.

     4.22 INVENTORY. Schedule 4.22 provides an accurate and complete breakdown of all inventory (including raw materials, work in process and finished goods) of the Company as of March 9, 2007. All of the Company's existing inventory (as reflected on the Company Balance Sheet, net of any reserve, and that has not been disposed of by the Company since the date of the Company Balance Sheet) is, in all material respects, merchantable, usable and saleable in the ordinary course of business and consistent with the past practices of the Company; provided, however, that the representations is this sentence shall not apply to
(i) non-merchantable, non-usable or non-saleable inventory supplied to the Company by the Buyer or its Affiliate, to the extent the Company is entitled to return such non-merchantable, non-usable or non-saleable inventory to the Buyer or its Affiliate under a valid product warranty claim; (ii) items of inventory that have an expiration date that is less than 180 days from the Closing Date, provided that such inventory is not in excess of $100,000; and (iii) non-drug of abuse product inventory that becomes unsaleable because the supply of such non-drugs of abuse product or products is eliminated or cut by the Buyer or an Affiliate of the Buyer. The inventory levels, net of reserves as reflected on the Company Balance Sheet, maintained by the Company are adequate for the conduct of the Company's operations in the ordinary course of business and consistent with past practices.

     4.23 BANKING RELATIONSHIPS. Schedule 4.23 shows the names and locations of all banks and trust companies in which the Company has accounts, lines of credit or safety deposit boxes and, with respect to each account, line of credit or safety deposit box, the names of all persons authorized to draw thereon or to have access thereto.

     4.24 WARRANTY MATTERS; PRODUCT LIABILITY.

          4.24.1 To the Knowledge of the Company and the Sellers, and except as set forth in this Section 4.24, each product sold, leased, licensed or delivered by the Company has been in material conformity with all applicable product specifications and contractual commitments and all express warranties.

          4.24.2 To the Knowledge of the Company and the Sellers, the Company has no replacement or repair Liability, individually or in the aggregate (and to the Knowledge of the Company and the Sellers, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any replacement or repair Liability) to end users for replacement or repair or other damages in connection with the replacement or repair of any product supplied to the Company by the Buyer, and which has not in any way been altered or modified by the Company or its Affiliates after receipt from the Buyer.

          4.24.3 To the Knowledge of the Company and the Sellers, the Company has no Liability, individually or in the aggregate (and to the Knowledge of the Company and the Sellers, there is no reasonable basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) to end users for replacement or repair or other damages in connection with any product supplied to the Company by any supplier other than the Buyer, and with respect to any product supplied to the Company by the Buyer but which has in any way been altered or modified by the Company or its Affiliates after receipt from the Buyer (including by relabeling, repacking or adding any items or components to a product or a package), to the extent the Liability relates to any such alteration or modification by the Company or its Affiliate.

          4.24.4 Schedule 4.24 contains copies of the standard terms and conditions of sale for the Company (containing applicable warranty and indemnity provisions, if any). No product sold, leased, licensed or delivered by the Company is subject to any guaranty, warranty or indemnity beyond the applicable standard terms and conditions of sale and such other indemnities and warranties disclosed on Schedule 4.24. There are no existing or, to the Knowledge of the Company and the Sellers, threatened product liability, warranty, failure to adequately warn or other similar claims against the Company relating to or involving the products of the Company except as disclosed on Schedule 4.24. There are no statements,


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

citations, correspondence or decisions by any Governmental Entity stating that any such product is defective or unsafe or fails to meet any product warranty or any standards promulgated by any such Governmental Entity. There have been no notices of recall served on the Company by any such Governmental Entity with respect to any such product. To the Knowledge of the Company and the Sellers, there is no (i) fact relating to any product of the Company that would impose upon the Company a duty to recall any such product or a duty to warn customers of a defect in any such product or (ii) latent or overt design, manufacturing or other defect in any such product; provided, however, that this representation shall not apply to any product supplied to the Company by the Buyer or its Affiliate, to the extent the Company is entitled to return such product to the Buyer or its Affiliate under a valid product warranty claim or the Company receives payment pursuant to insurance proceeds for any damage related thereto. Except for normal annual price negotiations conducted in the ordinary course of the Company's business, no notice of claim has been served against the Company for material renegotiation or price redetermination of any business transaction relating to the business of the Company, and, to the Knowledge of the Company and the Sellers, there are no facts or circumstances upon which any such claim could reasonably be based. Neither the Company nor the Sellers extends the representations and warranties under this Section 4.24 to any product supplied to the Company by the Buyer, Annovacon or any Affiliate of the Buyer, which does not have an FDA 510(k) clearance/approval.

     4.25 DISCLOSURE. None of this Agreement, the Schedules hereto, or any certificate executed or delivered in connection herewith by the Company or the Sellers, is false or misleading or contains any misstatement of a material fact, or omits to state any material fact required to be stated in order to make the statements herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to the Company or the Sellers and not disclosed to the Buyer in writing that is reasonably likely to give rise to a Company Material Adverse Effect or to have the effect of preventing, materially delaying, making illegal or otherwise interfering with the sale and purchase of the Acquired Shares or the other transactions contemplated by this Agreement.

                                   ARTICLE 5.
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer represents and warrants to the Sellers as set forth in this
Article 5:

     5.1 ORGANIZATION. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the corporate power and authority to own, lease and operate its assets and property and to carry on its business as now being conducted, and except as would not have a Buyer Material Adverse Effect, is duly qualified or licensed to do business in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary.

     5.2 AUTHORITY FOR AGREEMENT. The Buyer has all requisite corporate power and authority to enter into this Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Buyer in connection herewith, to consummate the transactions contemplated hereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement, the Stockholders

Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Buyer in connection herewith, and the consummation of the transactions and the performance of the Buyer's obligations contemplated hereby and thereby have been duly and validly authorized by the board of directors of the Buyer and no other corporate actions or proceedings on the part of the Buyer are necessary to authorize the execution and delivery of this Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed or delivered by the Buyer in connection herewith. This Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed by the Buyer in connection herewith have been duly executed and delivered by the Buyer and constitute valid and binding obligations of the Buyer, enforceable against it in accordance with their respective terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights of creditors generally and general principles of equity.

     5.3 NONCONTRAVENTION.

          5.3.1 Neither the execution and delivery by the Buyer of this Agreement, the Stockholders Agreement and the other agreements, instruments and documents contemplated to be executed by the Buyer in connection herewith, nor the performance by the Buyer of its obligations hereunder and thereunder, nor the consummation by the Buyer of the transactions contemplated hereby and thereby will (a) conflict with or violate any provision of the certificate of incorporation and by-laws of the Buyer, (b) conflict with or violate any Legal Requirement applicable to the Buyer or by which the Buyer or any of its properties or assets is bound or affected, (c) with or without the giving of notice or the lapse of time or both, conflict with, or result in any violation or breach of, or constitute a default under, or alter the rights or obligations of the Buyer or any third party under, or give to any third party any rights of termination or cancellation of or rights of amendment or acceleration of, or result in the creation of any Encumbrance pursuant to, any note, mortgage, indenture, contract, agreement, lease, license permit, concession, grant, franchise or other agreement, instrument or obligation to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound or affected or which is applicable to the Buyer or any of its assets or properties.

          5.3.2 Except for notices required to be given to, and consents required to be obtained from, the Buyer's lenders, no consent, waiver or approval of any Person, nor any notice to any Person, is required to be obtained or made in connection with the execution, delivery or performance by the Buyer of this Agreement, the Stockholders Agreement or the other agreements, instruments and documents contemplated to be executed or delivered by the Buyer in connection herewith. Except as set forth in this Agreement, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made in connection with the execution, delivery and performance by the Buyer of this Agreement, the Stockholders Agreement or the other agreements, instruments and documents contemplated to be executed or delivered by the Buyer in connection herewith.

     5.4 CAPITALIZATION. The authorized capital stock of the Buyer consists of 100,000,000 shares of Buyer Common Stock, 2,666,667 shares of Series A Convertible Preferred Stock, par value $0.001 per share ("Buyer Series A Preferred Stock"), and 2,333,333 shares of undesignated Preferred Stock, par value $0.001 per share (together with the Buyer Series A Preferred Stock, the "Buyer Preferred Stock"). As of February 26, 2007, (a) 46,239,163 shares of Buyer Common Stock were issued and outstanding, and (b) 53,760,837 shares of Buyer Common Stock have been authorized and remain available for issuance, of which (i) 5,347,319 shares remain reserved for issuance pursuant to Buyer 2001 Stock Option and Incentive Plan (the "Buyer Stock Option Plan") subject to adjustment on the terms set forth in the Buyer Stock Option Plan, (ii) 336,962 shares remain reserved for issuance upon the exercise of outstanding stock options to purchase Buyer Common Stock that were not granted under the Buyer Stock Option Plan, (iii) 206,157 shares remain reserved for issuance pursuant to the Buyer's 2001 Employee Stock Purchase Plan, as amended, and (iv) 305,927 shares were authorized and remain reserved for issuance upon the exercise of outstanding warrants to purchase shares of Buyer Common Stock. No shares of Buyer Preferred Stock are issued and outstanding as of the date of this Agreement. There are outstanding options to purchase 3,776,397 shares of Buyer Common Stock under the Buyer Stock Option Plan, and options to purchase 1,907,884 shares of Buyer Common Stock remain available for grant thereunder. Any shares of Buyer Common Stock issued as consideration for the Acquired Shares hereunder will be, when issued, duly authorized, validly issued, fully paid and nonassessable.

     5.5 BUYER SEC FILINGS AND FINANCIAL STATEMENTS.

          5.5.1 The Buyer has filed all required forms, reports and documents with the SEC since December 1, 2005 (the "Buyer SEC Filings"), each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the dates such forms, reports and documents were filed. None of such Buyer SEC Filings, including any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that the foregoing representation does not apply to any misstatement or omission in any Buyer SEC Filing filed prior to the date of this Agreement that was superseded by and corrected in a subsequent Buyer SEC Filing filed prior to the date of this Agreement. The consolidated financial statements of the Buyer included in the Buyer SEC Filings, as superseded by or corrected in a subsequent Buyer SEC Filing filed prior to the date of this Agreement, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC in respect thereof and fairly present, in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Buyer and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments). Except as and to the extent disclosed in the Buyer SEC Filings, since December 31, 2005, there has not been any event, occurrence or development which has had, individually, or in the aggregate, a Buyer Material Adverse Effect.

          5.5.2 Except as and to the extent set forth on the balance sheet of the Buyer as of December 31, 2005 included in Buyer's Form 10-K for the year then ended or otherwise disclosed in the Buyer SEC Filings filed and publicly available prior to the date of this Agreement, the Buyer, as of the date of this Agreement, does not have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) except for (a) liabilities or obligations incurred in the ordinary course of business consistent with past practice since December 31, 2005; (b) liabilities and obligations incurred in connection with this Agreement and the transactions contemplated hereby; or (c) liabilities and obligations that individually or in the aggregate have not had or would not have a Buyer Material Adverse Effect.

     5.6 ABSENCE OF CERTAIN CHANGES. Except as disclosed in the Buyer SEC Filings filed and publicly available prior to the date of this Agreement, there has not been, since December 31, 2005: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to the Buyer's capital stock or securities; (b) any material change in the Buyer's accounting principles, practices or methods, except as required by GAAP; (c) to the Knowledge of the Buyer, any event or development that individually or together with any one or more other events or developments has had or would reasonably be expected to have a Buyer Material Adverse Effect; or (d) to the Knowledge of the Buyer any event or development that would individually or together with any one or more other events or developments reasonably be expected to prevent or materially delay the Closing or the performance of this Agreement by the Buyer.

     5.7 LITIGATION. Except as set forth in the Buyer SEC Filings, there is no claim, litigation, suit, action and proceeding pending or, to the Knowledge of the Buyer, threatened against the Buyer, before any Governmental Entity or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which could reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Buyer Material Adverse Effect or have a material adverse effect on the ability of the Parties to consummate the transactions contemplated hereby nor, to the Knowledge of the Buyer, is there any reasonable basis therefor.

     5.8 NO BROKER'S OR FINDER'S FEES. The Buyer has not paid or become obligated to pay any fee or commission to any broker, finder, financial advisor or intermediary in connection with the transactions contemplated by this Agreement, except for Covington Associates, LLC.

                                   ARTICLE 6.
                              ADDITIONAL AGREEMENTS

     6.1 REGISTRATION FOR RESALE.

          6.1.1 For purposes of this Agreement, the term "Registrable Securities" shall mean (i) the shares of Buyer Common Stock acquired by the Sellers hereunder, (ii) any shares of Buyer Common Stock issued or issuable by the Buyer in respect of the shares of Buyer Common Stock acquired by the Sellers hereunder, whether by means of a stock split, stock dividend or otherwise, and
(iii) any other securities issued or issuable by the Buyer in respect of the shares of Buyer Common Stock referred to in clauses (i) and (ii) above, whether by means of a merger, consolidation, recapitalization, reorganization or similar event, but only if at the time of registration the Buyer shall have listed such other securities for trading on a national securities exchange. Any of the foregoing securities will cease to be Registrable Securities if and when they
(i) have been registered by the Buyer under the Securities Act and either (A) disposed of pursuant to such registration statement, or (B) such registration continues to be effective at the time of inquiry, (ii) have been sold, transferred, distributed or otherwise disposed of by a Seller

(other than upon death by will or in accordance with the laws of descent and distribution), or (iii) first become eligible for sale pursuant to Rule 144 under the Securities Act.

          6.1.2 The Buyer hereby agrees to prepare and file with the SEC a registration statement (the "Registration Statement") on Form S-3 (or any successor form), in compliance with the Securities Act, with respect to the resale of the Registrable Securities, provided that at the time of the filing of the Registration Statement the Buyer shall be eligible to use Form S-3 (or any successor short-form registration statement available for such resale that permits incorporation by reference at least to the same extent as such form) with respect to the disposition of the Registrable Securities.

          6.1.3 The Buyer shall (i) use commercially reasonable efforts to cause the Registration Statement to become effective no later than 9:00 a.m. on the date that is the six month anniversary of the Closing Date, and (ii) maintain the effectiveness of the Registration Statement until the close of business on the date that is one year after the date the Registration Statement becomes effective; provided, however, that the Buyer's obligations under this Section
6.1 shall be suspended during any period (A) when the Buyer shall in good faith conclude in its sole discretion, after consultation with its legal counsel, that it is advisable to suspend use of any prospectus as a result of pending corporate developments, the disclosure requirements of the securities laws or other events deemed material by the Buyer or (B) when the filing or effectiveness of the Registration Statement could, in the opinion of the Buyer, after consultation with its financial advisors, impair the Buyer's ability to pursue a financing, acquisition or other transaction; and provided further, that no period during which the use of any prospectus shall be suspended pursuant to clause (A) or clause (B) above shall continue for more than 120 days. The Buyer shall prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary in its opinion to comply with its obligations under this Section 6.1.

          6.1.4 If the Buyer's obligations under this Section 6.1 are suspended for any reason, the Buyer shall promptly provide the Sellers with written or oral notice of both the commencement and termination of the period of suspension. After receipt of such notice, each Seller hereby agrees that he shall not offer, sell, pledge, hypothecate, transfer, distribute or otherwise dispose of, in reliance on the Registration Statement, any of such Seller's Registrable Securities during any period in which the Buyer's obligations under this Section 6.1 are suspended. In addition, each Seller hereby acknowledges that, in order to ensure compliance with insider trading and other securities laws, the Buyer from time to time imposes restrictions on the trading of its securities by its directors, officers, employees and others, and each Seller hereby agrees to comply with those restrictions as long as they apply to such Seller.

          6.1.5 It shall be a condition to the Buyer's obligations under this
Section 6.1 that each Seller (i) shall have promptly taken all such actions as the Buyer shall reasonably request in connection with the Registration Statement and (ii) shall have provided promptly (and in any event within seven business days) such information and other materials as the Buyer or its counsel shall request in connection with the Registration Statement. Each Seller hereby represents, warrants and agrees that all such information provided by such Seller or on his behalf shall be true, complete and correct. Each Seller shall comply with the Securities Act and any other Legal Requirements applicable to any disposition of any Registrable Securities pursuant to the Registration Statement.

          6.1.6 The Buyer shall pay all expenses incurred by it in complying with its obligations under this Section 6.1, including registration and filing fees, listing fees, printing expenses, messenger and delivery expenses, fees and expenses of the Buyer's counsel, fees and expenses of the Buyer's accountants, and the Buyer's internal expenses. Each Seller shall pay all expenses incurred by such Seller in connection with the disposition of his Registrable Securities, including any broker's fees or commissions, selling expenses, messenger and delivery expenses, and fees and expenses of any counsel retained by such Seller.

          6.1.7 The Buyer's obligations under this Section 6.1 shall terminate, with respect to each Seller, on the date on which all of such Seller's Registrable Securities may be sold within a 90-day period pursuant to Rule 144 under the Securities Act. Each Seller's rights under this Section 6.1 are personal to such Seller and non-transferable except by will or in accordance with the laws of descent and distribution.

     6.2 STOCKHOLDERS AGREEMENT. At the Closing, Ramsey, the Buyer and the Company shall enter into a Stockholders Agreement substantially in the form of Exhibit B (the "Stockholders Agreement").

     6.3 NON-COMPETITION.

          6.3.1 Each of the Sellers hereby agrees that, in consideration of the Purchase Price paid to such Seller under this Agreement and, in the case of Ramsey, any additional amounts paid or payable under the Stockholders Agreement, during the Restriction Period (as defined below), such Seller shall not, without the prior written consent of the Buyer, directly or indirectly, run, own, manage, operate, control, be employed by, provide consulting services to, be an officer or director of, participate in, lend his name to, invest in, or otherwise be connected or affiliated in any manner with the management, ownership, operation or control of, any business, venture or activity that engages in selling, marketing, producing, manufacturing, packaging, distributing, designing or developing any product, product line, or service that in any way or manner competes with or is similar to any currently existing product, product line or service of the Company, the Buyer or any of their Affiliates, or with any product, product line or service of the Company, the Buyer or any of their Affiliates, which may be in existence or in development at any time during the Restriction Period; provided, however, that no Seller shall be considered to be in default of this Section 6.3.1 solely by virtue of holding for portfolio purposes as a passive investor not more than one percent of the issued and outstanding equity securities of a corporation, the equity securities of which are listed or quoted on a stock exchange or an over-the-counter market. For these purposes, the "Restriction Period" shall mean (a) in the case of Ramsey, the period commencing on the Closing Date and ending on the later of (i) the fourth anniversary of the Closing Date, and (ii) the third anniversary of the purchase by the Buyer of the "Remaining Shares" from Ramsey as such term is defined in the Stockholders Agreement, and (b) in the case of each Seller other than Ramsey, the period commencing on the Closing Date and ending on the later of (i) the fourth anniversary of the Closing Date and (ii) one year after such Seller ceases to be an employee of the Company.

          6.3.2 Each of the Sellers hereby agrees that, in consideration of the Purchase Price paid to such Seller under this Agreement and, in the case of Ramsey, any additional amounts paid or payable under the Stockholders Agreement, during the Restriction Period, such Seller shall not, without the prior written consent of the Buyer, directly or indirectly, (a) solicit, persuade, encourage, hire or take any other action which is intended to induce any other employee of the Company, the Buyer or any of their Affiliates to terminate his or her employment with the Company, the Buyer or such Affiliate, (b) interfere in any manner with the employment relationship between the Company, the Buyer or any of their Affiliates and any employee of the Company, the Buyer or such Affiliate, or (c) solicit, persuade, encourage or take any other action which is intended to induce (i) any manufacturer, supplier or other business partner of the Company, the Buyer or any of their Affiliates to adversely alter, to modify or to discontinue its relationship with the Company, the Buyer or such Affiliate, or (ii) any customer of the Company, the Buyer or any of their Affiliates to discontinue, or not to commence, purchasing from the Company, the Buyer or such Affiliate.

          6.3.3 If a final judgment of a court of competent jurisdiction declares that any term or provision of this Section 6.3 is invalid or unenforceable, the Parties agree that the court making such determination of invalidity or unenforceability shall be required to reduce the scope, duration, or geographic area of such term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.

     6.4 CERTAIN TAX MATTERS. The following provisions shall govern the allocation of responsibility as between the Buyer and the Sellers for certain tax matters following the Closing Date:

          6.4.1 Each Seller shall jointly and severally indemnify the Company, the Buyer, and each Affiliate of the Buyer and hold them harmless from and against, without duplication, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date ("Pre-Closing Tax Period"), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of the Company) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation section 1.1502-6 or any analogous or similar Legal Requirement, (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Legal Requirement, which Taxes relate to an event or transaction occurring before the Closing; and (iv) any other breach of the representations and warranties contained in Section 4.7.

          6.4.2 The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending on or prior to the Closing Date that are filed after the Closing Date. The Company shall permit the Buyer to review and comment on each such Tax Return described in the preceding sentence prior to filing. To the extent permitted by applicable law, the Company shall include any income, gain, loss, deduction or other tax items for such periods on its Tax Returns in a manner consistent with the Schedule K-1s furnished by the Company to the Sellers for such periods. Except as otherwise required under the Code, in the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"), the amount of any Taxes based on or measured by income or receipts of the Company for any Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. The Company and the Sellers hereby agree to make an election under Section 1362(e)(3) of the Code with respect to the procedure set forth in the preceding sentence.

          6.4.3 The Company shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company for all periods ending after the Closing Date. The Company shall permit the Buyer to review, comment on and approve each such Tax Return described in the preceding sentence prior to filing. The Buyer and the Company shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon a Party's request) the provision of records and information reasonably relevant to any such audit, litigation, or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company agrees (A) to retain all books and records with respect to Tax matters pertinent to the Company until expiration of the statute of limitations (and, to the extent applicable, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, the Company shall allow the Buyer to take possession of such books and records.

          6.4.4 All tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

          6.4.5 All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the Sellers when due, and the Sellers shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Buyer shall, and shall cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

          6.4.6 The provisions of this Section 6.4 shall survive the Closing until the last to expire of the statute of limitations with respect to any relevant Tax or Taxable periods to which this Section 6.4 relates.

     6.5 WORKING CAPITAL.

          6.5.1 The Parties acknowledge and agree that the Purchase Price has been agreed upon by the Buyer and the Sellers based on the assumption that the Working Capital of the Company as of the Closing and prior to the Buyer paying the Pay-Off Amount to Wachovia Bank (the "Closing Working Capital Amount") shall be equal to or greater than $4,000,000 (the "Base Working Capital Amount"). Within 10 days after the Closing Date, the Company shall, and the Sellers shall cause the Company to, prepare and deliver to the Buyer a proposed statement of the Closing Working Capital Amount, prepared in accordance with GAAP, and the definition of Working Capital, consistently applied (the "Proposed Statement of Working Capital"), along with reasonably detailed supporting work papers.

          6.5.2 The Buyer shall have a period of 30 days after receiving the Proposed Statement of Working Capital and work papers in accordance with Section
6.5.1 to review the Proposed Statement of Working Capital and raise any objections therefore. During such period, the Sellers and the Company shall fully cooperate with the Buyer (at no cost to the Buyer), and provide the Buyer and its representatives with full access to the books and records (including accounting system) and personnel of the Company, as may be reasonably required by the Buyer to enable it to verify and confirm the information set forth on the Proposed Statement of Working Capital and accompanying work papers.

          6.5.3 The Buyer shall deliver to the Company and the Sellers within 30 days after receiving the Proposed Statement of Working Capital and work papers, a reasonably detailed statement describing all of the Buyer's objections (if any) thereto and reasonably detailed explanation of the basis for such objection (the "Objection Notice"). Absent a manifest error, failure of the Buyer to timely deliver the Objection Notice shall constitute acceptance by the Buyer of the Proposed Statement of Working Capital, whereupon the Proposed Statement of Working Capital shall be final, conclusive and binding on the Parties.

          6.5.4 If the Buyer delivers an Objection Notice in accordance with
Section 6.5.3, the Buyer and Sellers shall use reasonable efforts to resolve any disagreements as to the Closing Working Capital Amount. If the Buyer and the Sellers are unable to reach agreement with respect to the Closing Working Capital Amount within 15 days after delivery of the Objection Notice, the Buyer and Sellers shall select an independent accounting firm, other than their respective regular independent accounting firms, mutually acceptable to them (the "Neutral Auditors") to resolve any remaining disagreements. If the Buyer and the Sellers are unable to agree on the choice of Neutral Auditors, they shall select as Neutral Auditors an independent accounting firm by lot (after excluding their respective regular independent accounting firms). The Neutral Auditors shall determine, within 45 days after their appointment, whether any of the objections raised by the Buyer are valid and shall deliver to the Buyer and the Sellers a schedule setting forth in reasonable detail the Neutral Auditors' determination as to such objections and the Closing Working Capital Amount. The Company shall, and the Sellers shall cause the Company to, cooperate with and assist the Neutral Auditors and provide them with full access to all books and records (including accounting system) and personnel of the Company. In their determination, the Neutral Auditors shall allocate their fees and expenses between the Buyer, on one hand, and the Sellers, on the other, on a "loser pays" basis, so that each such Party's proportionate share of the Neutral Auditors' fees and expenses shall be based on the degree to which the Neutral Auditors chose the position of the other Party.

          6.5.5 The Closing Working Capital Amount (i) set forth on the Proposed Working Capital Statement, if not objected to by the Buyer in accordance with
Section 6.5.3, (ii) agreed to by the Buyer and the Seller in accordance with
Section 6.5.4, or (iii) as determined by the Neutral Auditor in accordance with
Section 6.5.4, whichever is the case, shall for all purposes of this Agreement be the "Final Working Capital Amount."

          6.5.6 If the Final Working Capital Amount is less than the Base Working Capital Amount, the Sellers shall, jointly and severally, be obligated to pay to the Company, and shall pay to the Company, within 10 days after the date on which the Final Closing Statement Amount is finally determined pursuant to this Section 6.5, an amount equal to the excess of the Base Working Capital Amount over the Final Working Capital Amount (plus interest thereon from the Closing Date at the interest rate equal to the six-month LIBOR rate as published from time to time in the Wall Street Journal).

          6.5.7 The Buyer acknowledges that prior to the Closing, there may be distributions of cash from the Company to the Sellers. So long as the Base Working Capital Amount at Closing is equal to or greater than $4,000,000, such cash distributions will deemed to be made in the ordinary course of the Company's business and not to be in breach of any representation or warranty made by the Sellers.

     6.6 PRO FORMA FINANCIAL INFORMATION.

          6.6.1 The Company and the Sellers will cooperate in all reasonable respects with the Buyer in Buyer's preparation of the pro forma financial information relating to the acquisition of a 75% ownership interest in the Company by the Buyer (the "Pro Forma Financial Statements") required pursuant to
Item 9 of the Current Report on Form 8-K as contemplated by the Exchange Act and the rules and regulations promulgated thereunder (the "Pro Forma Information" and together with the Pro Forma Financial Statements, the "Required Information"), including providing such financial and other information, records and documents as may be required to prepare such Pro Forma Information, providing and facilitating access to the Company's and each Seller's advisors and accountants as may be required to prepare such Pro Forma Information, and generally cooperating with the Buyer's reasonable requests in order to facilitate and assist in such preparation.

          6.6.2 The Company and the Sellers further acknowledge that the foregoing financial information, including audited financial statements of the Company for 2005 and 2006, must be filed by the Buyer with the SEC under cover of an amendment to a Current Report on Form 8-K not more than 71 calendar days after the initial filing of such Current Report on Form 8-K, which initial filing must be filed by the Buyer with the SEC not later than four days (as calculated under the SEC's rules and regulations) after the Closing Date. Accordingly, the Company and the Sellers acknowledge and agree that time is of the essence with respect to the observance of the provisions of this Section
6.6. The Company and the Sellers also acknowledge and agree that any Buyer filings under the Securities Act, including any filings required pursuant to
Section 6.1, that require the Required Information also necessitate timely cooperation

(including cooperation in the performance of incremental audit procedures necessary) by the Company and the Sellers to facilitate the execution of an accountant's consent. The Company and the Sellers covenant and agree to promptly cooperate to facilitate such actions and will use commercially reasonable efforts to cause Colby & Company to perform such procedures and deliver any such consent from time to time at the request of the Buyer.

                                   ARTICLE 7.
                              CONDITIONS PRECEDENT

     7.1 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF EACH PARTY. The obligations of the Parties to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

          7.1.1 NO ADVERSE PROCEEDINGS. No injunction or restraining or other order issued by a court of competent jurisdiction that prohibits or materially restricts the consummation of the transactions contemplated hereby shall be in effect (each Party agreeing to use all reasonable efforts to have any injunction or other order immediately lifted), and no action or proceeding shall have been commenced or threatened in writing seeking any injunction or restraining or other order that seeks to prohibit, restrain, invalidate or set aside consummation of the transactions contemplated hereby.

          7.1.2 ILLEGALITY. There shall not have been any action taken, and no statute, rule or regulation shall have been enacted, by any Government Entity that would prohibit or materially restrict the consummation of the transactions contemplated hereby.

     7.2 CONDITIONS PRECEDENT TO OBLIGATION OF THE BUYER. The obligation of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (unless waived in writing by the Buyer) at or prior to the Closing of each of the following additional conditions:

          7.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of each Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing; and the Sellers shall have delivered to the Buyer a certificate to that effect, dated the Closing Date and signed by each Seller.

          7.2.2 AGREEMENTS AND COVENANTS. The Company and the Sellers shall have performed in all material respects all of their respective agreements and covenants set forth herein that are required to be performed at or prior to the Closing; and the Company and the Sellers shall have delivered to the Buyer a certificate to that effect, dated the Closing Date and signed by the Company and by each Seller.

          7.2.3 CLOSING DOCUMENTS. The Company and the Sellers shall have delivered to the Buyer such closing documents as are required hereby, including the stock certificates and other instruments described in Section 2.2.


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

          7.2.4 STOCKHOLDERS AGREEMENT. The Company and James T. Ramsey shall have executed the Stockholders Agreement and delivered it to the Buyer.

          7.2.5 LENDERS' CONSENT. The Buyer shall have received all necessary consents with respect to its purchase of the Acquired Shares and the consummation of the transactions contemplated by this Agreement then required under any loan agreement with the Buyer or any of its subsidiaries.

          7.2.6 DIVIDEND RECAPITALIZATION LOAN. The amount outstanding immediately prior to Closing under the Company's $5,000,000 Promissory Note dated as of October 6, 2006 in favor of Wachovia Bank shall not exceed $3,000,000.

          7.2.7 GUARANTEES AND CO-BORROWING ARRANGEMENTS. The Company and its subsidiaries shall have no obligations guaranteeing any monetary obligation of any Person other than the Company and its subsidiaries, and the Company and its subsidiaries shall have been removed as co-borrowers or guarantors from any loan relating to, and shall have no obligations to Wachovia Bank with respect to, the real property owned by Ramsey, LLC.

          7.2.8 LEASES. The Company shall have entered into written lease agreements with Ramsey, LLC for spaces at 883 Norfolk Square and 887 Norfolk Square on terms acceptable to the Buyer.

          7.2.9 REGULATORY. The Company shall have prepared, adopted and begun implementation of the Corrective and Preventative Action program described on
Schedule 7.2.9.

          7.2.10 WACHOVIA PAY OFF. The Company shall have received a pay-off letter from Wachovia Bank setting forth the amount necessary to pay in full any indebtedness owed at Closing by the Company or any of its subsidiaries to Wachovia Bank (the "Pay-Off Amount"), and the Pay-Off Amount shall not exceed $6,601,773.22. The pay-off letter shall indicate that upon receipt of the Pay-Off Amount, Wachovia Bank will release all liens and security interests on the assets of the Company and any of its subsidiaries.

          7.2.11 PAYMENT TO EMPLOYEE. The Sellers shall have paid in full any and all amounts due Jeff Konecke pursuant to the Offer Letter dated November 14, 2005 between the Company and Mr. Konecke, the Buyer shall have been provided satisfactory evidence of such payment, and Mr. Konecke shall have executed and delivered to the Company a termination agreement and release substantially in the form of Exhibit C.

          7.2.12 OPINION OF COMPANY COUNSEL. The Buyer shall have received from Huff, Poole & Mahoney, P.C., counsel to the Company, an opinion in the form of Exhibit D.

          7.2.13 FIRPTA AFFIDAVITS AND STATEMENT. Buyer shall have received (A) from each Seller, a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Code section 1445 stating that such Seller is not a "foreign person" as defined in Code section 1445; and (B) from the Company, a statement pursuant to Treas. Reg. section 1.897-2(h), dated no more than 30 days prior to the Closing Date, certifying that the Acquired Shares do not constitute a U.S. real property interest described in Code section 897.

          7.2.14 RESIGNATIONS OF DIRECTORS AND OFFICERS. Each of James T. Ramsey, Gerald T. Ramsey and Edward Bennett shall have executed and delivered to the Company a resignation as director and officer of the Company, in each case in form and substance reasonably acceptable to the Buyer.

          7.2.15 QUALIFICATION IN OTHER JURISDICTIONS. The Company shall have filed applications to qualify to do business in each jurisdiction identified on
Schedule 4.1.1 and designated by the Buyer prior to the Closing Date.

     7.3 CONDITIONS TO OBLIGATIONS OF THE SELLERS. The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment (unless waived by the Sellers) at or prior to the Closing of the following additional conditions:

          7.3.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing, except for changes contemplated by this Agreement and except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such date), with the same force and effect as if made on and as of the Closing; and the Buyer shall have delivered to the Sellers a certificate to that effect, dated the Closing Date and signed by the Buyer.

          7.3.2 AGREEMENTS AND COVENANTS. The Buyer shall have performed in all material respects all of its agreements and covenants set forth herein that are required to be performed at or prior to the Closing; and the Buyer shall have delivered to the Sellers a certificate to that effect, dated the Closing Date and signed by the Buyer.

          7.3.3 CASH CONSIDERATION. The Buyer shall have delivered to each Seller by check or wire transfer the Cash Consideration due such Seller pursuant to this Agreement as set forth on Exhibit A.

          7.3.4 CONSIDERATION SHARES. The Buyer shall have delivered to each Seller written confirmation of the Buyer's transfer agent that such transfer agent has been instructed by the Buyer to issue and deliver to each Seller, as soon as practicable after the Closing Date, stock certificates representing the Consideration Shares issued to such Seller pursuant to this Agreement as set forth on Exhibit A.

          7.3.5 STOCKHOLDERS AGREEMENT. The Buyer shall have executed the Stockholders Agreement and delivered it to the Company and Ramsey.

          7.3.6 WACHOVIA PAYMENT. The Buyer shall have paid Wachovia Bank the Pay-Off Amount.


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

                                   ARTICLE 8.
                                 INDEMNIFICATION

     8.1 SELLERS' AGREEMENT TO INDEMNIFY.

          8.1.1 The Sellers, jointly and severally, hereby agree (without any right of indemnification, contribution or subrogation from or against the Company), to indemnify, defend and hold harmless the Buyer and each of the Buyer's directors, officers, employees, agents and Affiliates (collectively, the "Buyer Indemnified Persons") from and against any claim, demand, suit, proceedings, loss, deficiency, obligation, liability, damage, cost or expense (including reasonable attorneys' fees and disbursements and other reasonable litigation costs and expenses) suffered, incurred or paid by any Buyer Indemnified Person (collectively referred to as "Buyer Claims") for any of the following: (a) as a result of any breach of any representation or warranty of the Company or any Seller in this Agreement, or in any certificate, instrument or document delivered in connection with this Agreement, and (b) as a result of any breach of any covenant or agreement of the Company or any Seller in this Agreement.

          8.1.2 With respect to any Buyer Indemnified Person other than the Buyer, the Sellers acknowledge and agree that the Buyer is contracting on its own behalf and for such Indemnified Person, and the Buyer shall obtain and hold the rights and benefits provided for in this Section 8.1 in trust for and on behalf of such Buyer Indemnified Person.

          8.1.3 Solely for purposes of determining the amount of any Buyer Claim resulting from any breach of any representation, warranty, covenant or agreement (but not for purposes of determining whether or not any such breach has occurred), such amount shall be determined as if each such representation, warranty, covenant or agreement contained no qualification as to materiality or Company Material Adverse Effect.

     8.2 BUYER'S AGREEMENT TO INDEMNIFY.

          8.2.1 The Buyer hereby agrees to indemnify, defend and hold harmless each of the Sellers from and against any claim, demand, suit, proceedings, loss, deficiency, obligation, liability, damage, cost or expense (including reasonable attorneys' fees and disbursements and other reasonable litigation costs and expenses) suffered, incurred or paid by any Seller (collectively referred to as "Seller Claims") for any of the following: (a) as a result of any breach of any representation or warranty of the Buyer in this Agreement, or in any certificate, instrument or document delivered in connection with this Agreement, and (b) as a result of any breach of any covenant or agreement of the Buyer in this Agreement.

          8.2.2 Solely for purposes of determining the amount of any Seller Claim resulting from any breach of any representation, warranty, covenant or agreement (but not for purposes of determining whether or not any such breach has occurred), such amount shall be determined as if each such representation, warranty, covenant or agreement contained no qualification as to materiality or Buyer Material Adverse Effect.

     8.3 CLAIMS FOR INDEMNIFICATION.

          8.3.1 Whenever any claim shall arise for indemnification hereunder the Person seeking indemnification (the "Indemnified Person"), shall promptly notify in writing the party from whom indemnification is sought (the "Indemnifying Person") of the claim ("Claim Notice") and, when known, the facts constituting the basis for such claim and the amount or an estimate of the amount of the liability arising therefrom.

          8.3.2 If the Claim Notice does not involve a third party claim, and if the Indemnifying Person objects in writing within 20 business days of its receipt of the Claim Notice to any indemnity in respect of any such Claim Notice, then the Indemnifying Person and the Indemnified Person sending such Claim Notice shall attempt in good faith to agree upon the rights of the respective parties with respect to each claim. If the Indemnifying Person and the Indemnified Person so agree, the Indemnifying Person shall promptly make the agreed-upon payment. If no such agreement can be reached after good faith negotiation, then such dispute shall be resolved in accordance with the terms of
Article 9.

     8.4 THIRD PARTY CLAIMS PROCEDURES. If a claim or demand by a third party is made against an Indemnified Person, and if such Indemnified Person intends to seek indemnity with respect thereto under this Article 8 or under any other provision of this Agreement providing for indemnification, such Indemnified Person shall promptly notify the Indemnifying Person in writing of such claims or demands setting forth such claims in reasonable detail. The failure of the Indemnified Person to give the Indemnifying Person prompt notice as provided herein shall not relieve the Indemnifying Person of any of its obligations under this Article 8, except to the extent that the Indemnifying Person is materially prejudiced by such failure. The Indemnifying Person shall have 30 days after receipt of such notice to undertake, conduct and control, through counsel of its own choosing (but reasonably satisfactory to the Indemnified Person) and at its own expense, the settlement or defense thereof, and the Indemnified Person shall cooperate with it in connection therewith; provided, however, that the Indemnified Person may participate in such settlement or defense through counsel chosen by such Indemnified Person and the fees and expenses of such counsel shall be borne by such Indemnified Person unless (i) the employment thereof has been specifically authorized by the Indemnifying Person in writing, (ii) the Indemnifying Person is also a Person against whom the claim or demand is made and the Indemnified Person determines in good faith that joint representation would be inappropriate, or (iii) the Indemnifying Person has after a reasonable time failed to employ counsel and assume or to diligently continue to maintain such defense, in each of which events the Indemnified Person may retain counsel which shall be reasonably satisfactory to the Indemnifying Person, and the Indemnifying Person shall pay the reasonable fees and expenses of such counsel for the Indemnified Person (but in no event shall the Indemnifying Person be obligated to pay the fees and expenses of more than one firm for all Indemnified Parties). So long as the Indemnifying Person is reasonably contesting any such claim in good faith, the Indemnified Person shall not pay or settle any such claim without the prior written consent of the Indemnifying Person. If the Indemnifying Person does not notify the Indemnified Person within 30 days after the receipt of the Indemnified Person's notice of a claim of indemnity hereunder that it elects to undertake the defense thereof (or does not fulfill its commitment to undertake such defense), the Indemnified Person shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Person shall not, except with the prior written consent of the Indemnified Person, consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the Person asserting such claim to all Indemnified Parties (i.e., Seller Indemnified Persons or Buyer Indemnified Persons, as the case may be) an unconditional release from all liability with respect to such claim.

     8.5 LIMITATIONS ON INDEMNIFICATION.

          8.5.1 Subject to the provisions of Section 8.5.6, no indemnification shall be payable pursuant to this Article 8 with respect to any claim for breach of a representation or warranty unless (a) the Claim Notice with respect to such claim is made within 12 months of the Closing and (b) the Indemnified Person files a law suit with respect to such claim within 120 days of the later of (i) the date such Claim Notice is made and (ii) the expiration of such 12-month period; except that in the case of a breach of a representation or warranty contained in Section 3.1 (Ownership of Company Common Stock), Section 3.2.1 (Authority), Section 3.3 (Certain Agreements), Section 4.2 (Capitalization),
Section 4.3 (Authority), Section 4.7 (Tax Matters), Section 4.13 (Employee Benefit Plans) or Section 5.2 (Authority) (all such representation and warranties collectively, "Long Term Warranties"), a claim may be made up until expiration of the applicable statute of limitations period, and such law suit shall have to be filed within 120 days after the date the Claim Notice is made. The covenants and agreements of the Sellers, the Company and the Buyer in this Agreement shall survive in accordance with their respective terms.

          8.5.2 Subject to the provisions of Section 8.5.6, the Sellers shall not have any obligation to indemnify the Buyer Indemnified Persons under this
Article 8 from and against any Buyer Claims unless and until the aggregate amount of all such Buyer Claims to all Buyer Indemnified Persons (exclusive, but only for purposes of determining whether the Threshold Amount has been exceeded, expenses of investigation, including attorneys' and experts' fees and costs relating to investigation) exceeds $350,000 (the "Threshold Amount"). Once the aggregate Buyer Claims to all Buyer Indemnified Persons do exceed the Threshold Amount, the Sellers shall, jointly and severally, indemnify the Buyer Indemnified Persons from and against the total amount of such Buyer Claims, including the Threshold Amount (including any and all expenses of investigation, including attorneys' and experts' fees and costs relating to investigation). The provisions of this Section 8.5.2 shall not apply to any Seller's or the Company's breach of his, her or its respective covenants and agreements in this Agreement.

          8.5.3 Subject to the provisions of Section 8.5.6, the Buyer shall not have any obligation to indemnify the Sellers under this Article 8 from and against any Seller Claims unless and until the aggregate amount of all such Seller Claims to all Sellers (exclusive, but only for purposes of determining whether the Threshold Amount has been exceeded, expenses of investigation, including attorneys' and experts' fees and costs relating to investigation) exceeds the Threshold Amount. Once the aggregate Seller Claims to all Sellers do exceed the Threshold Amount, the Buyer shall indemnify the Sellers from and against the total amount of such Seller Claims, including the Threshold Amount (including any and all expenses of investigation, including attorneys' and experts' fees and costs relating to investigation). The provisions of this
Section 8.5.3 shall not apply to the Buyer's breach of its covenants and agreements in this Agreement.

          8.5.4 Subject to the provisions of Section 8.5.6, the total liability of the Sellers to indemnify the Buyer Indemnified Persons under this Article 8 from and against any Buyer Claims relating to breaches of representations and warranties (other than Long Term Warranties), shall be limited to $10,931,250; provided, however, that without limiting the foregoing the total liability of the Sellers to indemnify the Buyer Indemnified Persons under this Article 8 relating to breaches of representations and warranties contained in Section 4.11 (Regulatory Matters) shall be limited to $4,372,500. Subject to the provisions of Section 8.5.6, the total liability of the Sellers to indemnify the Buyer Indemnified Persons under this Article 8 from and against any Buyer Claims relating to breaches of Long Term Warranties, shall be limited to an amount equal to the Purchase Price. Subject to the provisions of Section 8.5.6, the total liability of the Buyer to indemnify the Seller Indemnified Persons under this Article 8 from and against any Seller Claims relating to breaches of representations and warranties (other than Long Term Warranties), shall be limited to $10,931,250. Subject to the provisions of Section 8.5.6, the total liability of the Buyer to indemnify the Seller Indemnified Persons under this
Article 8 from and against any Seller Claims relating to breaches of Long Term Warranties, shall be limited to an amount equal to the Purchase Price. The provisions of this Section 8.5.4 shall not apply to the Sellers', the Company's or the Buyer's breach of their respective covenants and agreements pursuant to this Agreement.

          8.5.5 Notwithstanding anything to the contrary herein contained, with respect to (i) a breach by a particular Seller of any representation or warranty set forth in Article 3 or (ii) a breach by a particular Seller of any of the provisions of Section 6.3, only the Seller that commits such breach, and no other Seller, shall be liable and responsible for such breach pursuant to the provisions hereof.

          8.5.6 The limitations on indemnification set forth in this Section 8.5 shall not apply to any fraud or intentional misrepresentation by any Party.

          8.5.7 The amount of any claim for indemnification under this Article 8 shall be net of any insurance proceeds received or receivable by the Indemnified Person on account of such claim (after deduction for any cost of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to such insurance claim).

     8.6 SET-OFF. A Buyer Indemnified Person shall be entitled to satisfy indemnification claims under this Article 8 by setting off such indemnification claims against any payments due Ramsey for his Remaining Shares under the Stockholders Agreement. The Buyer shall provide Ramsey with at least seven days prior notice before setting off an indemnification claim against any such payment. In the event a Buyer Indemnified Person has made a claim for indemnification under this Article 8, and such claim for indemnification has not yet been resolved as of the date a payment is due Ramsey under the Stockholders Agreement, the Buyer may withhold an amount equal to the amount claimed in good faith by the Buyer Indemnified Person until such claim for indemnification is resolved in accordance with the terms of this Agreement.

     8.7 EXCLUSIVE REMEDY. Except in case of fraud or intentional misrepresentation by any Party, the rights and remedies of the Parties to assert indemnification claims and receive indemnification payments pursuant to this
Article 8 shall be the Parties' exclusive right and remedy for monetary damages with respect to any breach by any Party of any representation, warranty, covenant or agreement set forth in this Agreement. Notwithstanding the foregoing, each Party shall be entitled to seek equitable relief, including specific performance, with respect to any breach by any Party of any covenants set forth in this Agreement.

     8.8 RELEASE OF CLAIMS. Each Seller, on such Seller's own behalf and, to the extent of such Seller's legal authority, on behalf of such Seller's successors, assigns, heirs, next-of-kin, representatives, administrators, executors, agents and Affiliates, and any other Person claiming by, through, or under any of the foregoing, does hereby unconditionally and irrevocably release, waive and forever discharge, effective as of the Closing, the Company, and each of its past and present directors, officers, employees, agents, predecessors, successors, assigns, stockholders, insurers, subsidiaries and Affiliates (collectively, the "Released Parties"), from any and all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing (the "Released Claims"), including any and all of the foregoing arising out of or relating to (i) such Seller's capacity as a current or former stockholder, option holder or other security holder, director, officer, employee or agent of the Company or any of its predecessors, subsidiaries or Affiliates (or such Seller's capacity as a current or former trustee, director, officer, employee, member, manager, partner or agent where such Seller is or was serving at the request of the Company), (ii) any rights of indemnification or contribution existing as of the Closing, whether pursuant to the Released Parties' certificate of incorporation, by-laws, other organizational document, applicable law, contract or otherwise (other than such rights arising from such Seller's services as a director or officer of the Company or any subsidiary or Affiliate thereof), or (iii) any contract, agreement or other arrangement (whether verbal or written, but excluding this Agreement and the Stockholders Agreement) entered into or established prior to the Closing, including any contracts, agreements or other arrangements required to be disclosed on the Schedules hereto and any stockholder agreements, investor agreements, employment agreements or non-competition agreements, in all cases whether or not known, suspected or claimed, arising directly or indirectly from any act, omission, event or transaction occurring (or any circumstances existing) on or prior to the Closing. Each Seller understands that this is a full and final general release of all claims, demands, damages, judgments, causes of action and liabilities of any nature whatsoever, whether or not known, suspected or claimed, that could have been asserted in any legal or equitable proceeding against the Released Parties. Notwithstanding the foregoing provisions of this Section 8.8, nothing contained in this Agreement shall be construed as an admission by any Party of any liability of any kind to any other Party.

                                   ARTICLE 9.
                               DISPUTE RESOLUTION

     9.1 LEGAL PROCEEDINGS. Each of the Parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of The Commonwealth of Virginia located in Norfolk, Virginia and of the United States of America located in Norfolk, Virginia (the "Virginia Courts") for any litigation arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement. Each of the Parties (i) agrees not to commence any litigation relating to this Agreement, the negotiation, validity or performance of this Agreement, or the transactions contemplated by this Agreement, except in the Virginia Courts, (ii) waives any objection to the laying of venue of any such litigation in the Virginia Courts, and (iii) agrees not to plead or claim in any Virginia Court that such litigation brought therein has been brought in any inconvenient forum. Each of the Parties agrees, to the extent such Party is not otherwise subject to service of process in The Commonwealth of Virginia that service of process may also be made on such Party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to the immediately preceding sentence shall have the same legal force and effect as if served upon such Party personally within The Commonwealth of Virginia.

                                   ARTICLE 10.
                                  MISCELLANEOUS

     10.1 ENTIRE AGREEMENT. This Agreement and the other agreements, instruments and documents among the Parties as contemplated by or referred to herein constitute the entire agreement among the Parties with respect to the subject matter hereof, and supersede all other prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

     10.2 AMENDMENTS AND SUPPLEMENTS. This Agreement may not be amended, modified or supplemented by the Parties in any manner, except by an instrument in writing signed by all Parties to this Agreement.

     10.3 WAIVER. The terms and conditions of this Agreement may be waived only by a written instrument signed by the Party waiving compliance. The failure of any Party to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such Party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any Party may otherwise have at law or in equity.

     10.4 COVENANTS OF SELLERS. The Sellers shall cause the Company to perform all of the Company' obligations pursuant to this Agreement.

     10.5 FURTHER ASSURANCES. At any time and from time to time after the Closing, the Parties agree to cooperate with each other to execute and deliver such other documents, instruments or transfer or assignment, files, books and records, and to do all such further acts and things, as may be reasonably required to carry out the transactions contemplated hereby.

     10.6 GOVERNING LAW. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of The Commonwealth of Virginia, without regard to principles of conflicts of laws of The Commonwealth of Virginia or any other jurisdiction.

     10.7 INTERPRETATION; CERTAIN DEFINED TERMS.

          10.7.1 A reference to an Article, Section, Exhibit or Schedule shall mean an Article of, a Section in, or Exhibit or Schedule to, this Agreement unless otherwise expressly stated. The titles and headings contained in this Agreement are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." Reference to a statute herein is to such statute, as amended.

          10.7.2 For purposes of this Agreement, "Knowledge" means, with respect to any fact, circumstance, event or other matter in question, the admission or actual Knowledge of such fact, circumstance, event or other matter of (a) an individual, if used in reference to an individual, or (b) any corporate officer of such Party if used in reference to a Person that is not an individual. Without limiting the foregoing, any such individual (including such officer) will be deemed to have actual knowledge of a particular fact, circumstance, event or other matter if such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails) sent to or by such individual or which came to the attention of such individual, in each case whether or not actually read.

     10.8 EXPENSES. Each Party shall bear the expenses, costs and fees (including all expenses, costs, fees and disbursements of attorneys, consultants, investment bankers and other financing advisors, brokers and finders, and accountants) incurred by such Party in connection with the negotiation, preparation or performance of this Agreement and the consummation by such Party of the transactions contemplated hereby whether or not the transactions contemplated by this Agreement are consummated.

     10.9 NOTICE. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered by hand, sent by facsimile transmission with confirmation of receipt, sent via a reputable courier service with confirmation of receipt requested, or mailed by registered or certified mail (postage prepaid and return receipt requested) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice), and shall be deemed given on the date on which delivered by hand or on the date of receipt as confirmed:

     To the Buyer:

          Inverness Medical Innovations, Inc.
          51 Sawyer Road, Suite 200
          Waltham, Massachusetts 02453
          Attention: Legal Department
          Facsimile: (781) 647-3939

          With a copy to:

          William R. Kolb, Esq.
          Foley Hoag LLP

          155 Seaport Boulevard
          Boston, Massachusetts 02210
          Facsimile: (617) 832-7000

     To the Company or to any Seller:

          Instant Technologies, Inc.
          883 Norfolk Square
          Norfolk, Virginia 23502
          Attention: Chief Executive Officer
          Facsimile: (757) 318-4803

          With a copy to:

          Timothy M. Richardson, Esq.
          Huff, Poole & Mahoney, P.C.
          4705 Columbus Street
          Virginia Beach, Virginia 23462
          Facsimile: (757) 552-6016

     10.10 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. This Agreement is not intended to confer upon any person other than the Parties and the Indemnified Persons (and such Parties' and Indemnified Persons' respective successors and assigns) any rights or remedies hereunder, except as otherwise expressly provided herein.

     10.11 ASSIGNMENT. Neither this Agreement nor any of the rights and obligations of the Parties hereunder shall be assigned or delegated, whether by operation of law or otherwise, without the written consent of all Parties; provided, however, that the consent of the Company and the Sellers shall not be required for: (a) an assignment by the Buyer of any or all of its rights (but not obligations) hereunder to any one or more of its lenders, including a pledge by the Buyer of the Acquired Shares to one or more of its lenders; (b) an assignment by the Buyer of this Agreement and its rights and obligations hereunder to any one or more of its Affiliates, provided that the Buyer remains liable and responsible for such fulfillment by such Affiliate or Affiliates; (c) an assignment by the Buyer of this Agreement and its rights and obligations hereunder in connection with the sale, however effected of its ownership interest in the Company, provided that (i) the acquirer agrees in writing to assume and fulfill all of the Buyer's obligations under this Agreement, and (ii) the Buyer shall remain liable and responsible for such fulfillment by the acquirer; and (d) an assignment by the Buyer of this Agreement and its rights and obligations hereunder in connection with the sale, however effected (whether through a merger, sale of stock, sale of all or substantially all of the assets, or a similar business combination) of all or substantially all of the stock or assets of the Buyer, provided that the acquirer agrees in writing to assume and fulfill the obligations of the Buyer under this Agreement.

     10.12 PUBLIC ANNOUNCEMENTS. No Party to this Agreement shall issue any press release or make any public announcement relating to the subject matter of this Agreement and the transactions contemplated hereby without the prior written approval of the other Parties,


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

except that the Buyer may make any disclosure required by law or any listing agreement with the American Stock Exchange LLC.

     10.13 RULES OF CONSTRUCTION. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

     10.14 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, each of which shall remain in full force and effect.

     10.15 COUNTERPARTS; FACSIMILE. This Agreement may be executed in one or more counterparts, all of which together shall constitute one and the same agreement. This Agreement may be executed and delivered by facsimile.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed as an agreement under seal as of the date first above written.

                                        INVERNESS MEDICAL INNOVATIONS, INC.


                                        By: /s/ David Teitel
                                            ------------------------------------
                                        Name: David Teitel
                                              ----------------------------------
                                        Title: Chief Financial Officer
                                               ---------------------------------

                                        /s/ James T. Ramsey
                                        ----------------------------------------
                                        JAMES T. RAMSEY

                                        /s/ Gerald T. Ramsey
                                        ----------------------------------------
                                        GERALD T. RAMSEY

                                        /s/ Tara Ramsey
                                        ----------------------------------------
                                        TARA RAMSEY

                                        /s/ Edward Bennett
                                        ----------------------------------------
                                        EDWARD BENNETT


                                        INSTANT TECHNOLOGIES, INC.


                                        By:  /s/ Gerald T. Ramsey
                                            ------------------------------------
                                        Name: Gerald T. Ramsey
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------

                                    Exhibit A

                   COMPANY COMMON                                       CONSIDERATION
NAME OF SELLER       STOCK OWNED     SHARES SOLD   CASH CONSIDERATION       SHARES
--------------     --------------   ------------   ------------------   -------------
James T. Ramsey       750 shares    437.5 shares     $13,434,789.44        174,838
Gerald T. Ramsey      250 shares      250 shares     $ 7,448,042.65         69,753
Tara Ramsey           125 shares      125 shares     $ 3,974,021.32         34,876
Edward Bennett        125 shares      125 shares     $ 4,074,021.32         34,876
                    ------------    ------------     --------------        -------
TOTALS              1,250 SHARES    937.5 SHARES     $30,607,500.00        313,888
                    ============    ============     ==============        =======

                             EXHIBITS AND SCHEDULES

Exhibits
--------

Exhibit B         Stockholders Agreement
Exhibit C         Konecke Agreement and Release
Exhibit D         Opinion of Huff, Poole & Mahoney, P.C.


Schedules
---------

Schedule 3.4      Broker's and Finder's Fees
Schedule 4.1.1    Jurisdictions Outside of Virginia
Schedule 4.1.3    Directors and Officers
Schedule 4.1.4    Capital Stock Owned
Schedule 4.2.2    Outstanding Agreements with Respect to Shares in Company
Schedule 4.4.1    No Violation of Company Documents or any Agreement
Schedule 4.4.2    Consents, Waivers or Approvals Required
Schedule 4.5.2    Material Liabilities
Schedule 4.6.1    Company Material Adverse Effect
Schedule 4.7.4    Tax Returns
Schedule 4.7.10   Taxable Income Included/Deduction Excluded
Schedule 4.8.1    Company Real Property
Schedule 4.8.3    Title to Assets/Leasehold Interests
Schedule 4.9.2    Company Patents/Marks/Copyrights
Schedule 4.9.3    Company Patents/Marks/Copyrights Assignable
Schedule 4.9.5    Obligations to Pay Royalties
Schedule 4.9.14   Products Sold, Licensed or Made Available by the Company
Schedule 4.11.1   Compliance with U.S. Food and Drug Administration Requirements
Schedule 4.11.2   Compliance with Clinical Laboratory Improvement Act of 1988
Schedule 4.11.4   Pending/Threatened Actions by FDA
Schedule 4.11.6   FDA Notifications
Schedule 4.12     Litigation
Schedule 4.13.2   Employee Plans/Agreements
Schedule 4.14.1   Employees
Schedule 4.16.1   Certain Agreements
Schedule 4.18     Insurance Policies
Schedule 4.19     Customers and Suppliers
Schedule 4.20     Encumbrance on Receivables
Schedule 4.22     Inventory
Schedule 4.23     Banking Relationships
Schedule 4.24     Warranty Matters/Product Liability
Schedule 7.2.9    Regulatory